Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of October 18, 2010

among

HANGER ORTHOPEDIC GROUP, INC.,

SPEED ACQUISITION VEHICLE, INC.,

ACCELERATED CARE PLUS CORP.,

COMVEST ACPC HOLDINGS, LLC,

and

JOHN B. BEACH.

TABLE OF CONTENTS

ARTICLE 1 : THE MERGER		1
1.1.	Effective Time of the Merger	1
1.2.	Closing; Closing Date	2
1.3.	Effects of the Merger	2

ARTICLE 2 : MERGER AND CONVERSION OF SECURITIES		3
2.1.	Merger Consideration and Payment	3
2.2.	Deliveries at Closing; Securities Transfer Book(s)	3
2.3.	Effect on Securities	4
2.4.	Appraisal Shares	5
2.5.	Treatment of Company Stock Options and Company Warrants	6
2.6.	Withholding of Taxes	7
2.7.	Escrow Account	8
2.8.	Paying Agent	9
2.9.	Payment Procedures	9
2.10.	Undistributed Merger Consideration	10
2.11.	No Liability	10
2.12.	Investment of the Merger Consideration	10
2.13.	Lost Certificates	10

ARTICLE 3 : DETERMINATION OF ADJUSTED NEGATIVE NET WORKING CAPITAL AND DISTRIBUTION OF EXCESS CASH		10
3.1.	Acknowledgements	10
3.2.	Working Capital Escrow Account	11
3.3.	Determination of Adjusted Negative Net Working Capital	11
3.4.	Capital Expenditure Excess Payment	13

ARTICLE 4 : REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY GROUP		13
4.1.	Organization and Qualification	14
4.2.	Certificate of Incorporation and Bylaws	14
4.3.	Capitalization	14
4.4.	Authority	16
4.5.	No Conflict; Required Filings and Consents	16
4.6.	Permits; Compliance	17
4.7.	Financial Matters	17
4.8.	No Undisclosed Liabilities	18
4.9.	Absence of Certain Changes or Events	18
4.10.	Absence of Litigation	20
4.11.	Investment Bankers	21
4.12.	Tax Matters	21
4.13.	Real Property	24
4.14.	Intellectual Property	25

i

4.15.	Tangible Assets	28
4.16.	Inventory	29
4.17.	Contracts	29
4.18.	Notes Receivable and Accounts Receivable	30
4.19.	Powers of Attorney	30
4.20.	Bank Accounts	31
4.21.	Insurance	31
4.22.	Employees	32
4.23.	Employee Benefits	32
4.24.	Guaranties	34
4.25.	Environment, Health and Safety	34
4.26.	Certain Business Relationships with the Company	35
4.27.	Payers	35
4.28.	Product and Service Warranties	36
4.29.	Product and Service Liability	36
4.30.	Governmental and Private Healthcare Programs	36
4.31.	Certain Business Practices	38
4.32.	Regulatory Compliance	38
4.33.	Limitation on Representations and Warranties	38
4.34.	Updates to Schedules	38
4.35.	No Other Representations and Warranties	39
4.36.	Employment Agreements	39
4.37.	Non-Competition Agreements	39
4.38.	Securities Purchase and Lock-Up Agreements	39

ARTICLE 5 : REPRESENTATIONS AND WARRANTIES OF THE VOTING STOCKHOLDERS		39
5.1.	Authorization of Transaction	40
5.2.	Non-contravention	40
5.3.	Investment Bankers’ Fees	40
5.4.	Company Shares	40

ARTICLE 6 : REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		41
6.1.	Organization and Qualification	41
6.2.	Authority	41
6.3.	No Conflict; Required Filings and Consents	41
6.4.	Reports; Financial Statements	42
6.5.	Absence of Certain Changes or Events	42
6.6.	Ownership of Merger Sub	43
6.7.	Financing	43
6.8.	No Knowledge of Breach	43
6.9.	Limitation on Representations and Warranties	43

ARTICLE 7 : COVENANTS		43
7.1.	Affirmative Covenants of the Company	43

7.2.	Negative Covenants of the Company	44
7.3.	Covenants of the Voting Stockholders	46
7.4.	Covenants of Parent and Merger Sub	47
7.5.	Access and Information	48
7.6.	Letters of Transmittal	48
7.7.	Consideration Distribution Chart	48

ARTICLE 8 : ADDITIONAL AGREEMENTS		48
8.1.	Appropriate Action; Consents; Filings	48
8.2.	Employee Matters	50
8.3.	Leases/Landlord Approvals	51
8.4.	Confidentiality; Public Announcements	52
8.5.	Tail Insurance	52
8.6.	Tax Treatment	52
8.7.	Additional Tax Matters	53
8.8.	Stockholder Representatives	56

ARTICLE 9 : CLOSING CONDITIONS		58
9.1.	Conditions to Obligations of Each Party Under This Agreement	58
9.2.	Additional Conditions to Obligations of Parent and/or Merger Sub	58
9.3.	Additional Conditions to Obligations of the Company	60

ARTICLE 10 : TERMINATION, AMENDMENT, WAIVER AND INDEMNIFICATION		60
10.1.	Termination	60
10.2.	Investigation	61
10.3.	Amendment	61
10.4.	Waiver	61
10.5.	Fees, Expenses and Other Payments	61
10.6.	Indemnification	63

ARTICLE 11 : CERTAIN DEFINITIONS		67
11.1.	Certain Definitions	67

ARTICLE 12 : GENERAL PROVISIONS
12.1.	Notices	76
12.2.	Headings; Construction	78
12.3.	Severability	78
12.4.	Reliance by Parent and Merger Sub	78
12.5.	Entire Agreement and Modification	78
12.6.	Assignment	78
12.7.	Parties in Interest	79
12.8.	Waiver; Remedies Cumulative	79
12.9.	Further Assurances	79
12.10.	Governing Law	79
12.11.	Jurisdiction; Service of Process	79

12.12.	Waiver of Right to Trial by Jury	80
12.13.	Counterparts	80

Exhibits	Description

Exhibit A	Certificate of Merger
Exhibit B-1	Form of Employment Agreement for John B. Beach
Exhibit B-2	Form of Employment Agreement for John C. Castel
Exhibit B-3	Form of Employment Agreement for Antony Ricketts
Exhibit B-4	Form of Employment Agreement for Debbie Koepsel
Exhibit B-5	Form of Employment Agreement for Boyd Anthony Taylor
Exhibit B-6	Form of Employment Agreement for E. Richard Taylor
Exhibit C-1	Form of Non-Competition Agreement for John B. Beach
Exhibit C-2	Form of Non-Competition Agreement for John C. Castel
Exhibit C-3	Form of Non-Competition Agreement for Antony Ricketts
Exhibit C-4	Form of Non-Competition Agreement for Debbie Koepsel
Exhibit C-5	Form of Non-Competition Agreement for Boyd Anthony Taylor
Exhibit C-6	Form of Non-Competition Agreement for E. Richard Taylor
Exhibit D-1	Landlord Certificate for 4850 Joule Street, Unit A-1, Reno, Nevada 89502
Exhibit D-2	Landlord Certificate for 4850 Joule Street, Unit A-7, Reno, Nevada 89502
Exhibit E-1	Form of Securities Purchase and Lock-Up Agreement for John B. Beach
Exhibit E-2	Form of Securities Purchase and Lock-Up Agreement for John C. Castel
Exhibit E-3	Form of Securities Purchase and Lock-Up Agreement for Antony Ricketts
Exhibit E-4	Form of Securities Purchase and Lock-Up Agreement for Debbie Koepsel
Exhibit F-1	Form of Escrow Agreement
Exhibit F-2	Form of Working Capital Escrow Agreement
Exhibit G	Voting Stockholder Consent

Schedule
Number	Description

4.2	Officers and Directors; Articles of Incorporation, Bylaws; Minutes
4.3	Security Holders, Warrants, Options and Other Rights
4.5	Filings and Consents
4.7	Financial Statements; Financial Plan
4.8	Liabilities
4.9	Certain Changes or Events of the Company
4.10	Litigation Matters
4.11	Investment Bankers
4.12	Tax Matters
4.13(b)	Real Property Leased or Subleased
4.14(a)	Rights to Use Intellectual Property Following the Closing
4.14(b)	Intellectual Property Claims
4.14(d)	Intellectual Property Owned
4.14(f)	Intellectual Property Licensed, Sublicensed, Agreements or Permission
4.15(a)	Tangible Assets
4.15(b)	Non-Standard Rental Agreements
4.16	Inventory
4.17	Contracts
4.19	Powers of Attorney
4.20	Bank Accounts
4.21	Insurance Policies
4.22	Employees
4.23	Employee Benefit Plans
4.23(h)(1)	409A Plans
4.23(h)(2)	Pre-AJCA Plans
4.24	Guaranties
4.25	Environmental Matters
4.26	Certain Business Relationships with the Company
4.27	Payers
4.28	Standard Sale, Lease and Performance Terms and Conditions
4.30(b)	Healthcare Claims
4.30(c)	Healthcare Indemnification Claims
4.30(d)	Healthcare Document Requests
4.31	Certain Business Practices
4.32	Regulatory Compliance
5.4	Restrictions on Company Shares
7.1	Affirmative Covenants
7.2	Negative Covenants
8.2(b)	Bonuses Earned by Continuing Business Employees
8.5	Evidence of Tail Insurance

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 18, 2010, by and among Hanger Orthopedic Group, Inc., a Delaware corporation (“Parent”), Speed Acquisition Vehicle, Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), Accelerated Care Plus Corp., a Delaware corporation (the “Company”), ComVest ACPC Holdings, LLC, a Delaware limited liability company (“ComVest”), and John B. Beach, an individual residing at 10490 Chadwell Drive, Reno, Nevada 89521 (“Mr. Beach”). Capitalized terms used in this Agreement shall have the meanings specified in Article 11, or elsewhere, in this Agreement.

R E C I T A L S:

WHEREAS, the parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made as inducements to the execution and delivery of this Agreement and the consummation of the merger of Merger Sub with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement, pursuant to which the Company will be the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub (i) have determined that it is advisable and in the best interests of their respective corporations and stockholders to enter into this Agreement, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) have adopted resolutions declaring the Merger advisable; and

WHEREAS, ComVest and Mr. Beach (together, the “Voting Stockholders”), who collectively own one hundred percent (100%) of the issued and outstanding shares of Series A Preferred Stock and Class A Common Stock of the Company, which together constitute all of the Company Securities with voting power over the affairs of the Company, are parties to this Agreement solely with respect to Article 5, Section 7.3, and Section 8.8 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound do hereby agree as follows:

ARTICLE 1: THE MERGER

1.1.          Effective Time of the Merger.

1.1(a)      Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger meeting the requirements of Section 251 of the DGCL and substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) shall be duly executed and delivered by Merger Sub and the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date.

1.1(b)      The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter that the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the “Effective Time”).

1.2.          Closing; Closing Date.

Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely through the exchange of documents and signatures on a date mutually agreed upon by the parties in writing, but no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that, by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such location and on such other date as Parent, Merger Sub and the Company may mutually agree in writing (such date, the “Closing Date”); provided, however, that each of the parties hereto agrees to use commercially reasonable efforts to consummate the Closing on or about 11:59 p.m. on November 30, 2010.

1.3.          Effects of the Merger.

1.3(a)      Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease (Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation, except that Article 1 thereof shall be amended and restated in its entirety to read as follows:  “The name of the corporation is Accelerated Care Plus Corp.”, and (iii) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to “Accelerated Care Plus Corp.”

1.3(b)      At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at and after the Effective Time:

1.3(b)(i)                  the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations;

1.3(b)(ii)                 all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and each and every other interest of or belonging to or due to either of the Constituent Corporations shall be taken and deemed to be vested in the Surviving Corporation without further act or deed;

1.3(b)(iii)                all property, rights and privileges, immunities, powers and franchises and each and every other interest shall be thereafter the property of the Surviving Corporation as they were of either Constituent Corporation prior to the Effective Time; and

1.3(b)(iv)                except as otherwise expressly set forth herein, all debts, liabilities, duties and obligations of the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation, and the Surviving Corporation shall be responsible and liable for all the debts, liabilities, duties and obligations of the Company, and the rights of creditors of the Company shall not be impaired by the Merger, and may be enforced against the Surviving Corporation.

1.3(c)      Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

ARTICLE 2:  MERGER AND CONVERSION OF SECURITIES

2.1.          Merger Consideration and Payment.

The aggregate merger consideration to be paid by Parent and Merger Sub at Closing for all of the Securities shall be One Hundred Fifty-Five Million Dollars ($155,000,000.00) (the “Merger Consideration”, which includes the Option and Warrant Exercise Amount), payable by (a) the delivery of the Aggregate Closing Consideration, in cash payable by wire transfer or delivery of other immediately available funds by Parent to the Paying Agent at the Closing for distribution to Security Holders in accordance with Section 2.3(b) and Section 2.9; (b) the delivery of any Company Expenses (to the extent not paid prior to the Closing by the Company) to the payees thereof per the instructions provided to Parent by Company in respect thereof; and (c) the delivery into the Escrow Account of the Escrow Amount as set forth in Section 2.7.

2.2.          Deliveries at Closing; Securities Transfer Book(s).

2.2(a)      At the Closing, (i) the Company shall deliver to Parent the various certificates, instruments, and documents referred to in Sections 9.1 and 9.2 hereof, (ii) Parent shall deliver to the Company the various certificates, instruments, and documents referred to in Sections 9.1 and 9.3 hereof, (iii) Parent shall deliver to the Paying Agent for distribution to Security Holders the Aggregate Closing Consideration described in Section 2.1 hereof, (iv) Parent shall deliver the Escrow Amount to the Escrow Agent to be held in the Escrow Account, subject to and in accordance with Section 2.7 and the Escrow Agreement, (v) Parent shall deliver the Company Expenses to Morgan Joseph & Company, Inc., Stinson Morrison Hecker LLP and Akerman Senterfitt, LLP, and (vi) Parent shall deliver to the Working Capital Escrow Agent the Working Capital Date Excess Cash to be held in the Working Capital Escrow Account subject to and in accordance with Section 3.2 and the Working Capital Escrow Agreement.

2.2(b)      On the date of this Agreement, the securities transfer books of the Company shall be closed and there shall be no further registration or transfers of Securities of any kind thereafter on the records of the Company, other than the exercise of Company Stock Options and Company Warrants pursuant to Sections 2.5(a)(i) and 2.5(a)(ii), respectively.  On and after the Closing Date, any certificates, warrants, option agreements or other documents representing Securities shall thereafter only represent the right to receive a portion of the Merger Consideration and such certificates, warrants, option agreements or other documents, upon presentation to Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be converted into the Merger Consideration as set forth in Section 2.3.

2.3.          Effect on Securities.

2.3(a)      Certain Definitions.

2.3(a)(i)                   “Aggregate Closing Consideration” means an amount equal to the Merger Consideration, less (A) the Escrow Amount and (B) the Company Expenses.

2.3(a)(ii)                  “Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of the Company.

2.3(a)(iii)                 “Class B Common Stock” means the Class B Common Stock, par value $0.001 per share, of the Company.

2.3(a)(iv)                “Company Stock” means Class A Common Stock, Class B Common Stock, Series A Preferred Stock, and Series B Preferred Stock.

2.3(a)(v)                 “Company Stock Options” means options to acquire shares of Class B Common Stock from the Company granted under any Company Stock Plans, whether or not exercisable or vested.

2.3(a)(vi)                “Company Warrants” means warrants to acquire shares of Class B Common Stock from the Company.

2.3(a)(vii)               “Option and Warrant Exercise Amount” means the aggregate amount of cash withheld by the Paying Agent from the pro rata Aggregate Closing Consideration payable to certain Security Holders pursuant to Section 2.9(b) to pay the aggregate principal amount of promissory notes delivered prior to the Closing Date by holders of outstanding Company Stock Options and Company Warrants pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii).

2.3(a)(viii)              “Outstanding Company Stock” means the aggregate number of outstanding shares of Company Stock, with (A) each share of Series A Preferred Stock being deemed to be converted into one share of Class A Common Stock, and (B) each share of Series B Preferred Stock being deemed to be converted into one share of Class B Common Stock.

2.3(a)(ix)                 “Per Share Escrow Amount” means an amount equal to (A) the Escrow Amount, divided by (B) the Outstanding Company Stock.

2.3(a)(x)                  “Per Share Merger Consideration” means an amount equal to (A) the Aggregate Closing Consideration, divided by (B) the Outstanding Company Stock.

2.3(a)(xi)                 “Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company.

2.3(a)(xii)                “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company.

2.3(b)      Conversion of Securities of the Company.  At the Effective Time, by virtue of the Merger and pursuant to the terms and conditions set forth herein:

2.3(b)(i)                  Subject to Section 2.4, Section 2.7, and Section 2.9, each Security Holder holding Company Stock who has properly executed and timely delivered to Parent a Letter of Transmittal, a Certificate and any other documentation required pursuant to Section 2.9 with respect to such Company Stock shall be entitled to receive, in exchange for each of his, her or its shares of such Company Stock, the Per Share Merger Consideration and, at the applicable times, his, her or its pro rata portion of the Escrow Amount, the amount of the Stockholder Representatives’ Working Capital Claim, Excess Cash, and the Capital Expenditure Excess Payment, if any.

2.3(b)(ii)                 Subject to Section 2.4, Section 2.7, and Section 2.9, each share of Company Stock designated by a Security Holder on such Security Holder’s Letter of Transmittal for conversion into the right to receive the Per Share Merger Consideration and, at the applicable times, such Security Holder’s pro rata portion of the Escrow Amount, the amount of the Stockholder Representatives’ Working Capital Claim, Excess Cash, and the Capital Expenditure Excess Payment, if any, shall thereafter cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a Certificate that immediately prior to the Effective Time represented any shares of any class of Company Stock shall thereafter cease to have any rights with respect to such shares of Company Stock.

2.3(c)      Cancellation of Shares.  Each share of Company Stock that is owned by  the Company or any direct or indirect wholly owned subsidiary of the Company or, if any, by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, and in each case not held on behalf of third parties, shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

2.3(d)      Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

2.3(e)      Cancellation of Treasury Securities.  Each of the Securities held in the treasury of the Company, if any, immediately prior to the Closing Date shall be canceled and extinguished and no payment shall be made with respect thereto.

2.4.          Appraisal Shares.

2.4(a)      Not less than twenty (20) days prior to the stockholder meeting described in Section 7.1(d) of this Agreement, the Company shall notify its stockholders that appraisal rights are available for any or all of the shares of Company Stock, and shall include in such notice a copy of Section 262 of the DGCL (such notice, the “Appraisal Notice”).  The Appraisal Notice shall be sent to each stockholder of the Company who was, on the record date for notice of the stockholder meeting, a holder of shares of Company Stock for which appraisal rights are available.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the Company, before the taking of the vote on the Merger, a written demand for appraisal of such stockholder’s shares of Company Stock.  Such demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares of Company Stock.  A proxy or vote against the Merger shall not constitute such a demand.  Within ten (10) days after the effective date of the Merger, the Surviving Corporation shall notify each stockholder who has complied with Section 262(d)(1) of the DGCL and has not voted in favor of or consented to the Merger of the date that the Merger became effective.

2.4(b)      Notwithstanding anything to the contrary in this Agreement, but only to the extent required by the DGCL, each share of Company Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of or consented (in writing) to the Merger and who is entitled to demand and properly demands appraisal for such shares pursuant to, and who complies in all respects with, the applicable provisions of Section 262 of the DGCL (collectively, the “Appraisal Shares”) shall not be converted into the right to receive Per Share Merger Consideration or a pro rata portion of the amount of the Stockholder Representatives’ Working Capital Claim, Excess Cash or the Capital Expenditure Excess Payment, but instead such holder shall be entitled to payment for such shares in accordance with the applicable provisions of the DGCL.

2.4(c)      At the Effective Time, such Appraisal Shares shall cease to be outstanding and shall be automatically cancelled and retired and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the appraised value of such Appraisal Shares in accordance with the applicable provisions of the DGCL.  If, however, such holder withdraws such holder’s demand for appraisal or fails to perfect or otherwise loses such holder’s right of appraisal, in any case, pursuant to the DGCL, then such holder’s shares of Company Stock shall be treated as having been converted as of the Effective Time into the right to receive the Per Share Merger Consideration pursuant to Section 2.3(b) without any interest thereon.

2.4(d)      The Company shall provide Parent with (i) prompt written notice of all demands for appraisal of shares of Company Stock that are received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to all such demands.  The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or otherwise negotiate any such demands.

2.5.          Treatment of Company Stock Options and Company Warrants.

2.5(a)      Not later than immediately prior to the Effective Time, the Board of Directors of the Company or the compensation committee thereof, as applicable, shall adopt all resolutions, take all actions and obtain all consents necessary to effect the actions described in this Section 2.5:

2.5(a)(i)                All outstanding Company Stock Options heretofore granted under any Company Stock Plans shall be required to be fully exercised at least one (1) day prior to the Closing Date or shall be cancelled.  The Company shall permit the holders of any outstanding Company Stock Options to pay the exercise price of such Company Stock Options by means of a promissory note with an interest rate per annum of at least forty-one hundredths of one percent (0.41%), dated at least one (1) day prior to the Closing Date, payable to the Company on demand at the Effective Time.  Immediately upon receipt of payment of the exercise price of such Company Stock Options, the Company shall issue certificates evidencing the shares of Company Stock issued to the holders of such Company Stock Options.

2.5(a)(ii)               All outstanding Company Warrants shall be required to be fully exercised at least one (1) day prior to the Closing Date or shall be cancelled.  The Company shall permit the holder of any outstanding Company Warrants to pay the exercise price of such Company Warrants by means of a promissory note with an interest rate per annum of at least forty-one hundredths of one percent (0.41%), dated at least one (1) day prior to the Closing Date, payable to the Company on demand at the Effective Time.  Immediately upon receipt of payment of the exercise price of such Company Warrants, the Company shall issue certificates evidencing the shares of Company Stock issued to the holder of such Company Warrants.

2.5(b)      All Company Stock Plans shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of the Company or the Company Subsidiary shall be canceled, effective as of the Effective Time, without any liability on the part of the Company or the Company Subsidiary.

2.5(c)      No Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of the Company or the Company Subsidiary at and after the Effective Time.

2.5(d)      The Company shall cooperate with Parent, and keep Parent fully informed, with respect to all resolutions, actions and consents that the Company intends to adopt, take and obtain in connection with the matters described in this Section 2.5.  Without limitation, the Company shall provide Parent with a reasonable opportunity to review and comment on all such resolutions and consents.

2.6.          Withholding of Taxes. To the extent the Company, the Surviving Corporation, the Paying Agent, the Escrow Agent or Parent is required or entitled to deduct and withhold (including back-up withhold) from the Merger Consideration amounts otherwise payable pursuant to this Agreement to any Security Holder with respect to the making of such payment under the Code or any provision of any other Tax law, including with respect to any amounts distributed from the Escrow Account, the amounts so withheld shall be treated for all purposes of this Agreement as having been paid to a Security Holder in respect of which such deduction and withholding was made by the Company, the Surviving Corporation or Parent, as the case may be.

2.7.          Escrow Account.

2.7(a)      At or prior to the Closing Date, the parties shall establish an escrow account (the “Escrow Account”) pursuant to that certain escrow agreement dated as of even date herewith, by and among Parent, Stockholder Representatives and the Escrow Agent, and in substantially the form attached hereto as Exhibit F-1 (the “Escrow Agreement”).  Simultaneously with the Merger and at the Effective Time, Parent shall deliver to Bank of America, N.A. as the escrow agent under the Escrow Agreement (the “Escrow Agent”) cash or other readily available funds constituting a portion of the Merger Consideration in the aggregate amount of Eleven Million Six Hundred Twenty-Five Thousand Dollars ($11,625,000.00) (the “Escrow Amount”).  The Escrow Amount shall be held in escrow for a period of eighteen (18) months following the Closing Date or, if later, until any timely indemnification claims pursuant to Section 10.6 have been fully and finally resolved (the “Escrow Period”), and shall be released from escrow pursuant to the terms of the Escrow Agreement.

2.7(b)      Notwithstanding anything to the contrary in this Agreement, no Security Holder shall receive any portion of the Escrow Amount unless and until permitted under the terms of the Escrow Agreement, except in either or both of the following circumstances:

2.7(b)(i)                  Upon the delivery by ComVest to Parent of an irrevocable letter of credit satisfying the requirements set forth in the Escrow Agreement, subject to Parent’s approval of such letter of credit (which approval shall not be unreasonably withheld, conditioned or delayed), Parent and Stockholder Representatives shall direct the Escrow Agent to release from the Escrow Account to ComVest the Per Share Escrow Amount for each of the shares of Company Stock owned by ComVest immediately prior to the Merger.  The letter of credit delivered pursuant to this Section 2.7(b)(i) shall be subject in all respects to the terms of the Escrow Agreement; or

2.7(b)(ii)                 Each Security Holder that has delivered a duly executed and completed Securities Purchase and Lock-Up Agreement substantially in the forms attached hereto as Exhibit E-1 through Exhibit E-4, as applicable, shall be permitted, in its sole discretion, on a one time and irrevocable basis pursuant to a written notice that must be delivered to Parent not later than the Closing Date, to exchange some or all of such Security Holder’s shares of Parent Stock (which shares may be selected in the sole discretion of such Security Holder so that, for example, shares with a longer holding period may be used for this purpose) for an amount from the Escrow Account equal to the dollar value of the shares of Parent Stock being exchanged; provided, however, that such amount shall not exceed such Security Holder’s allocable portion of the Merger Consideration then held in the Escrow Account.  In such case, each share of Parent Stock offered for placement in the Escrow Account in exchange for such Security Holder’s allocable portion of the Merger Consideration (or a portion thereof) shall be valued at the same price per share of Parent Stock paid by such Security Holder under such Security Holder’s Securities Purchase and Lock-Up Agreement, which price per share shall be the Parent Stock Price.  Any increase or decrease in the trading price of Parent Stock after the determination of the Parent Stock Price shall have no effect on the Parent Stock Price or the value of the shares of Parent Stock for any purpose, including any calculation of the contribution of any party for payments from the Escrow Account pursuant to Section 10.6, and shall not obligate any Security Holder to deliver additional shares of Parent Stock or cash into the Escrow Account, nor obligate the Escrow Agent to deliver more cash to any Security Holder.  Any shares of Parent Stock exchanged pursuant to this Section 2.7(b)(ii) shall be subject in all respects to the terms of the Escrow Agreement.

2.8.          Paying Agent. Prior to the Closing Date, Parent shall designate, and enter into an agreement with Bank of America, or such other bank or trust company as the parties may agree to in writing, to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that Parent shall deposit with the Paying Agent as of the Effective Time, for the benefit of Security Holders, cash sufficient to effect the payment of the Aggregate Closing Consideration to which Security Holders are entitled pursuant to Section 2.1.

2.9.          Payment Procedures.

2.9(a)      Promptly after the execution of this Agreement, the Company (or the Paying Agent, at the Company’s direction) shall mail or shall cause to be mailed to each Security Holder: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to any certificate or certificates evidencing any shares of Company Stock (the “Certificates”) shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Parent may reasonably specify) (the “Letter of Transmittal”); and (ii) instructions for use in effecting the surrender of each Certificate in exchange for the product of the Per Share Merger Consideration multiplied by the number of shares of Company Stock evidenced by such Certificate, all as duly reviewed and approved by Parent.

2.9(b)      Upon the occurrence of all of the following: (i) surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Parent may appoint, together with a duly executed and completed Letter of Transmittal and such other documents as the Paying Agent may reasonably require; (ii) the Closing; and (iii) if applicable to such Security Holder, delivery to Parent of a duly executed and completed Securities Purchase and Lock-Up Agreement substantially in the forms attached hereto as Exhibits E-1 through E-4, the holder of the applicable Certificate shall be entitled to receive a portion of the Merger Consideration as set forth in this Agreement.  In the event the holder of the applicable Certificate has executed a promissory note payable to the Company in connection with the payment of the exercise price of Company Stock Options pursuant to Section 2.5(a)(i) or Company Warrants pursuant to Section 2.5(a)(ii), the Paying Agent shall pay to the Surviving Corporation out of that portion of the Merger Consideration otherwise payable to the holder of the applicable Certificate the amount due to the Company with regard to the promissory note, which repayment shall be delivered by the Surviving Corporation to the Paying Agent and distributed by the Paying Agent to Security Holders.  No interest shall be paid or accrue on the Merger Consideration, except that the Escrow Amount may earn interest from investments, if any, that are permitted under the Escrow Agreement.

2.9(c)      If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, then it shall be a condition to the payment of such portion of the Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the satisfaction of Parent that any such Taxes either have been paid or are not payable.  Notwithstanding the foregoing, in no event will any payment be made in respect of any Security Holder who has not timely delivered a properly executed and completed Letter of Transmittal, Securities Purchase and Lock-Up Agreement (if applicable), and any other related documentation, and the Paying Agent, Merger Sub, or any other designated party shall  have the right to withhold at Closing any amount of Merger Consideration otherwise payable to such Security Holder.

2.10.        Undistributed Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.8 that remains undistributed to holders of Certificates on the date that is eighteen (18) months after the Effective Time shall be delivered to Parent or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 with respect to a Certificate(s) shall thereafter look only to Parent for the Per Share Merger Consideration to which such holders are entitled, as applicable.  Any portion of the Merger Consideration made available to the Paying Agent that remains unclaimed by holders of Certificates on the date that is five (5) years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

2.11.        No Liability. None of Parent, Merger Sub, the Company, Stockholder Representatives, the Paying Agent, the Escrow Agent, the Working Capital Escrow Agent or their respective representatives shall be liable to any Person in respect of any of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.12.        Investment of the Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.8 as directed by Parent on a daily basis; provided that, no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to this Article 2.  Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, Parent.

2.13.        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Per Share Merger Consideration with respect to the shares of Company Stock formerly represented thereby.

ARTICLE 3: DETERMINATION OF ADJUSTED NEGATIVE NET WORKING CAPITAL AND DISTRIBUTION OF EXCESS CASH

3.1.          Acknowledgements.  Parent acknowledges that the nature of the Company’s business has historically enabled the Company to operate with Negative Net Working Capital.

Parent further acknowledges that the Company may have cash and cash equivalents that are in excess of the amounts needed to operate the Company’s business consistent with past practice regarding net working capital.

3.2.          Working Capital Escrow Account.  On the Closing Date, the parties shall establish a separate escrow account (the “Working Capital Escrow Account”) pursuant to that certain escrow agreement dated as of even date herewith, by and among Parent, Stockholder  Representatives and the Working Capital Escrow Agent in substantially the form attached hereto as Exhibit F-2 (the “Working Capital Escrow Agreement”).  Simultaneously with the Merger and at the Effective Time, Parent shall deliver to Bank of America, N.A., or such other bank or trust company as the parties may agree to in writing, as escrow agent under the Working Capital Escrow Agreement (the “Working Capital Escrow Agent”) all cash and cash equivalents held by the Company or its banks on the Working Capital Date in excess (the “Working Capital Date Excess Cash”) of One Million Dollars ($1,000,000.00) (the “Stipulated Cash Amount”) which is the amount of cash and cash equivalents that the parties have agreed is generally required to operate the Company in the Ordinary Course of Business.  The Working Capital Escrow Agent shall be authorized to disburse funds to pay the Parent Working Capital Claim or the Stockholder Representatives’ Working Capital Claim, as applicable, and to disburse any Excess Cash as set forth in Section 3.3(b)(i).  In no event will the aggregate amount of all cash and cash equivalents held by the Company and its banks on the Closing Date be less than the Stipulated Cash Amount.

3.3.          Determination of Adjusted Negative Net Working Capital.

3.3(a)      Pre-Working Capital Date Adjusted Negative Net Working Capital.

3.3(a)(i)         Within thirty (30) days after the date of this Agreement, the Company shall (A) make a final determination, on a basis consistent with the past practices of the Company, of the Adjusted Negative Net Working Capital of the Company as of June 30, 2010 (the “Pre-Working Capital Date Adjusted Negative Net Working Capital”), and (B) send the Company’s calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital to Parent together with supporting documents, including (1) a balance sheet of the Company as of June 30, 2010 and (2) supporting schedules and work papers setting forth in reasonable detail all assets and liabilities included therein (collectively, the “Supporting Materials”).  The Company represents that the Pre-Working Capital Date Adjusted Negative Net Working Capital, and the Supporting Materials delivered in connection therewith, will be true, correct and complete in all material respects as of the Working Capital Date and will be consistent with the past practices of the Company, after taking into account that such Pre-Working Capital Date Adjusted Negative Net Working Capital, and the Supporting Materials delivered in connection therewith, must be updated to become current through the Working Capital Date as a result of the good faith conduct of the Company’s business in the Ordinary Course of Business.

3.3(a)(ii)        Parent shall have five (5) business days following receipt of the Company’s calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital, together with the Supporting Materials, to provide its approval thereof.  In the event Parent does not provide its approval of the Company’s calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital within such five (5) business days, the Company shall submit the Company’s calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital, together with the Supporting Materials, to Deloitte Financial Advisory Services LLP, or such other accounting firm as the parties may agree to in writing (the “Accounting Arbitrator”), for a calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital that will be final and binding upon the parties hereto.  The decision of the Accounting Arbitrator with respect to the calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital shall be made no later than November 19, 2010, and shall be communicated to the parties on such date.

3.3(a)(iii)       Parent, on one hand, and the Company, on the other hand, shall each pay fifty percent (50%) of the fees and expenses of the Accounting Arbitrator in connection with the calculation of the Pre-Working Capital Date Adjusted Negative Net Working Capital, with the Company’s share of such fees and expenses to be recovered from sources other than from Parent, the Surviving Corporation, and/or the Escrow Amount.

3.3(b)      Working Capital Date Adjusted Negative Net Working Capital and Excess Cash.

3.3(b)(i)        To the extent that the Working Capital Date Adjusted Negative Net Working Capital exceeds the Pre-Working Capital Date Adjusted Negative Net Working Capital (i.e., the deficit is greater at the Working Capital Date than as of June 30, 2010), Parent may submit a claim payable from the Working Capital Escrow Account for the aggregate amount by which the Working Capital Date Adjusted Negative Net Working Capital exceeds the Pre-Working Capital Date Adjusted Negative Net Working Capital (the “Parent Working Capital Claim”).  To the extent that the Pre-Working Capital Date Adjusted Negative Net Working Capital exceeds the Working Capital Date Adjusted Negative Net Working Capital (i.e., the deficit is less at the Working Capital Date than as of June 30, 2010), then Stockholder Representatives may submit a claim payable from the Working Capital Escrow Account for the aggregate amount by which the Pre-Working Capital Date Adjusted Negative Net Working Capital exceeds the Working Capital Date Adjusted Negative Net Working Capital (the “Stockholder Representatives’ Working Capital Claim”).  In the event that the amount of the Stockholder Representatives’ Working Capital Claim exceeds the amount of the Working Capital Date Excess Cash available for distribution from the Working Capital Escrow Account, Parent or the Surviving Corporation shall contribute to the Working Capital Escrow Account the difference between the amount of the Stockholder Representatives’ Working Capital Claim and the amount of Working Capital Date Excess Cash available for distribution.  The Working Capital Escrow Agent shall distribute, on a pro rata basis based on ownership of Company Stock immediately prior to the Merger, to each person who owned Company Stock immediately prior to the Merger, any cash or cash equivalents that remain in the Working Capital Escrow Account after the Parent Working Capital Claim or the Stockholder Representatives’ Working Capital Claim, as applicable, has been satisfied (“Excess Cash”) within five (5) days after the satisfaction of the Parent Working Capital Claim or the Stockholder Representatives’ Working Capital Claim from the Working Capital Escrow Account, as applicable.

3.3(b)(ii)       Within fifteen (15) days after the Working Capital Date, Parent shall (A) make a final determination, on a basis consistent with the past practices of the

Company, of the Adjusted Negative Net Working Capital of the Company as of the Working Capital Date (the “Working Capital Date Adjusted Negative Net Working Capital”); and (B) send Parent’s calculation of the Working Capital Date Adjusted Negative Net Working Capital and Parent’s determination of the difference between the Pre-Working Capital Date Adjusted Negative Net Working Capital and the Working Capital Date Adjusted Negative Net Working Capital (the “Working Capital True-Up”) and Excess Cash (calculated, in each case, in accordance with Section 3.3(b)(i)) to Stockholder Representatives together with supporting documents, including (i) a balance sheet of the Surviving Corporation as of the Working Capital Date and (ii) supporting schedules and work papers setting forth in reasonable detail all assets and liabilities included therein.

3.3(b)(iii)                Stockholder Representatives shall have five (5) business days following receipt of Parent’s determination of the Working Capital True-Up and Excess Cash, together with the supporting documents, to provide their mutual approval thereof.  In the event Stockholder Representatives do not provide their mutual approval of Parent’s determination of the Working Capital True-Up and Excess Cash within such five (5) business days, Parent shall submit Parent’s determination of the Working Capital True-Up and Excess Cash, together with the supporting documents, to the Accounting Arbitrator, for a determination of the Working Capital True-Up, Excess Cash, the Parent Working Capital Claim, and the Stockholder Representatives’ Working Capital Claim, as applicable (collectively, the “Arbitrator’s Decision”), that will be final and binding upon the parties hereto.  The Arbitrator’s Decision shall be made no later than December 27, 2010, and shall be communicated to the parties on such date.  Immediately thereafter, Stockholder Representatives and Parent shall deliver an executed notice of the Parent Working Capital Claim or the Stockholder Representatives’ Working Capital Claim, as applicable, to the Working Capital Escrow Agent for disposition of the Parent Working Capital Claim or the Stockholder Representatives’ Working Capital Claim, as applicable, in conformance with the Arbitrator’s Decision.  Any Parent Working Capital Claim or Stockholder Representatives’ Working Capital Claim shall be satisfied and the Excess Cash distributed in accordance with Section 3.3(b)(i).

3.3(b)(iv)                Parent, on one hand, and Stockholder Representatives, on the other hand, shall each pay fifty percent (50%) of the fees and expenses of the Accounting Arbitrator in connection with the determination of the Working Capital True-Up and Excess Cash, with Stockholder Representatives’ share of such fees and expenses to be recovered from sources other than from Parent and/or the Escrow Amount.

3.4.          Capital Expenditure Excess Payment. Within fifteen (15) days following the Closing, Parent shall pay to the Paying Agent for distribution to the Security Holders the Capital Expenditure Excess Payment.

ARTICLE 4:  REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY GROUP

The Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1.          Organization and Qualification

4.1(a)      The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.  The Company is the sole owner of 100% of the issued and outstanding capital stock of ACP Medical Supply Corporation, a California corporation (the “Company Subsidiary,” and together with the Company, the “Company Group”), free and clear of all encumbrances.  Other than the Company Subsidiary, neither the Company nor the Company Subsidiary has any Subsidiaries or directly or indirectly owns or controls any investment or interest (whether in the form of debt or equity) in any other Person.

4.1(b)      The Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

4.2.          Certificate of Incorporation and Bylaws.    Schedule 4.2 contains (a) a list of the officers and directors of each member of the Company Group and (b) complete and correct copies of the Certificate of Incorporation and Bylaws or equivalent organizational documents of each member of the Company Group, in each case as amended or restated, as in effect as of the Closing Date.  No member of the Company Group is in violation of any of the provisions of its respective Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated.  In addition, the minute books (containing the record of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books and the securities transfer books of each member of the Company Group are correct and complete.

4.3.          Capitalization.

4.3(a)      As of the date of this Agreement, the authorized capital stock of the Company consists of (i) sixteen million five hundred thousand (16,500,000) shares of common stock, par value $.001 per share, of which (A) one million five hundred thousand (1,500,000) shares are designated as Class A Common Stock, of which seven hundred fifty thousand (750,000) shares are issued and outstanding as of the date of this Agreement, and (B) fifteen million (15,000,000) shares are designated as Class B Common Stock, of which two million seven hundred ninety-three thousand nine hundred thirty-one (2,793,931) shares are issued and outstanding as of the date of this Agreement, and (ii) ten million (10,000,000) shares of preferred stock, par value $.001 per share, of which (A) seven hundred fifty thousand (750,000) shares are designated as Series A Preferred Stock, of which seven hundred fifty thousand (750,000) shares are issued and outstanding as of the date of this Agreement, and (B) four million six hundred forty thousand three hundred sixty-four (4,640,364) shares are designated as Series B Preferred

Stock, of which four million six hundred forty thousand three hundred sixty-four (4,640,364) shares are issued and outstanding as of the date of this Agreement.

4.3(b)      Schedule 4.3 sets forth a correct and complete list of each Security Holder and the number shares of Class A Common Stock, Class B Common Stock, Series A Preferred Stock, Series B Preferred Stock, Company Stock Options and Company Warrants held by each such Security Holder.  Schedule 4.3 also sets forth for each holder of Company Stock Options and Company Warrants the applicable dates of grant, exercise price, expiration dates and vesting schedules thereof for all Company Stock Options and Company Warrants held by such holder as of the date of this Agreement. Notwithstanding anything to the contrary contained herein, Schedule 4.3 shall be updated by the Company prior to the Closing Date to account for any changes in capitalization between the date of this Agreement and the Effective Time, including but not limited to the exercise of Company Stock Options and Company Warrants pursuant to Section 2.5(a)(i) and Section 2.5(a)(ii).

4.3(c)      The authorized capital stock of the Company Subsidiary consists of  one thousand (1,000) shares of common stock, par value $0.01 per share, of which one thousand (1,000) shares are issued and outstanding as of the date of this Agreement.

4.3(d)      All of the issued and outstanding shares referenced in Sections 4.3(a) and 4.3(b) above are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the applicable member of the Company Group’s Certificate of Incorporation or Bylaws or any agreement to which such member of the Company Group is a party or bound.

4.3(e)      No shares of the Company’s Series A Preferred Stock are held in treasury of the Company, and no shares of the Company’s Series B Preferred Stock are held in treasury of the Company.  Seven hundred fifty thousand (750,000) shares of the Company’s Class A Common Stock and one million one hundred seven thousand eight hundred seventy-nine (1,107,879) shares of the Company’s Class B Common Stock are held in treasury of the Company.  Zero (0) shares of the Company Subsidiary’s common stock are held in treasury of the Company Subsidiary.

4.3(f)       All of the issued and outstanding Securities are owned by and held in aggregate in the name of Security Holders.  All of the issued and outstanding stock of the Company Subsidiary is owned by and held in aggregate in the name of the Company.  There are no bonds, debentures, notes or other indebtedness, issued or outstanding, having the right to vote on any matters on which the Company’s or the Company Subsidiary’s stockholders may vote.  As of the date of this Agreement (except for the Company Stock Options and Company Warrants) there are, and as of the Effective Time there shall be, no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock, stock-based performance units or contracts of any kind to which the Company is party or by which it is bound (including subscription rights or registration rights), agreements, proxies, voting rights agreements, voting trusts, arrangements or commitments of any character, presently outstanding, which (i) obligate any member of the Company Group to issue, deliver or sell, or cause to be issued, delivered or sold, shares of its capital stock or debt securities or any security convertible or exercisable for or exchangeable into shares of its capital stock or debt securities, (ii) obligate any member of the Company Group to grant, extend or enter into any such option, warrant, call or other such right, security, unit, agreement, arrangement or commitment, (iii) obligate any member of the Company Group to repurchase, redeem or otherwise acquire any Securities of the Company or any securities of the Company Subsidiary, (iv) relate to the issued or unissued capital stock of, or other equity interests in, any member of the Company Group, or (v) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Securities of the Company.

4.4.          Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including but not limited to approval by the Company’s Board of Directors of (a) the Company’s execution, delivery and performance of this Agreement, (b) the Merger, and (c) any other transactions contemplated hereby.  The execution and delivery of this Agreement have been, and upon receipt of Stockholder Approval as required by Section 7.3 hereof, the consummation of the transactions contemplated hereby will have been, duly authorized by all necessary corporate action. Other than receipt of Stockholder Approval as required by Section 7.3 hereof, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Voting Stockholders, Parent, and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally (the “Enforceability Exceptions”)).

4.5.          No Conflict; Required Filings and Consents.

4.5(a)      Except as set forth in Schedule 4.5 and assuming the Stockholder Approval is obtained, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Company’s Certificate of Incorporation or Bylaws or equivalent organizational documents, in each case as amended or restated, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, Order, judgment or decree (collectively, “Laws”) applicable to any member of the Company Group or by which any of its respective properties is bound or subject, except where such conflict or violation will not have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of an Encumbrance on, any of the properties or Assets of any member of the Company Group pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any member of the Company Group is a party or by which any member of the Company Group or any of its properties is bound or subject.

4.5(b)      Except as set forth in Schedule 4.5, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, Order, permit or authorization of, or make any registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”), except for those required under or in relation to (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable,  (ii) the DGCL with respect to the filing of the Certificate of Merger, and (iii) such consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Consents, approvals, Orders, permits, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iii) above are referred to as the “Necessary Consents.”

4.6.          Permits; Compliance. Each member of the Company Group is in possession of all franchises, grants, authorizations, licenses, clearances, registrations, listings, permits, easements, variances, exemptions, consents, certificates, approvals and Orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to have such Company Permits will not have a Company Material Adverse Effect, and there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits.  No member of the Company Group is in conflict with, or in default or violation of (a) any Law applicable to such member of the Company Group or which any of its properties is bound by or subject to or (b) any of the Company Permits.  In the last ten (10) years, no member of the Company Group has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

4.7.          Financial Matters.

4.7(a)      Financial Statements. Schedule 4.7 contains financial statements of the Company Group (collectively, the “Financial Statements”) consisting of (i) the audited financial statements (including balance sheets and statements of earnings, shareholders’ equity and cash flows) of the Company Group for each of the fiscal years ended 2007, 2008 and 2009 (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Berberich Trahan & Co., P.A., independent accountants for the Company Group for such years, and (ii) an unaudited balance sheet of the Company Group as of September 30, 2010 (including the notes contained therein or annexed thereto) (the “Balance Sheet”), and the related unaudited statements of earnings, shareholders’ equity and cash flows for the nine (9) month(s) then ended.  The Financial Statements (A) are prepared from and consistent with such financial statements as have been prepared and used by the Company Group in the ordinary course of managing the business of the Company Group and measuring and reporting its operating results; (B) are prepared in accordance with GAAP applied on a consistent basis (except in each case, as indicated in such statements or in the notes thereto, or in the case of unaudited statements, for normal year-end audit adjustments and the absence of footnote disclosure) and with the books and records of the Company Group; and (C) fairly present in all material respects the assets, liabilities, financial position, results of operations and cash flows of the Company Group’s business as of the dates and for the periods indicated.  If any other asset, liability or item of income or expense reflected on the Financial Statements arises out of an allocation to the Company Group’s business of a portion of any asset, liability or item of income or expense of the Company Group that relates in part to any operation other than the Company Group’s business, then Schedule 4.7 sets forth such fact, an explanation thereof and the method of calculating the allocation or charge.

4.7(b)      Internal Accounting Controls. In its conduct of its business, the Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorizations.

4.7(c)      Backlog and Financial Plan.  Schedule 4.7 contains a correct and complete copy of the most recent financial plan and projection that the Company Group prepared in the Ordinary Course of Business, together with a statement of the assumptions upon which such plan and projection are based and an order backlog that relates to such plan and projection.

4.8.          No Undisclosed Liabilities. Except as set forth on Schedule 4.8, no member of the Company Group has any Liabilities that are required to be reserved or reflected on a balance sheet, under GAAP, or required to be disclosed under FASB Standard No. 5, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability required to be reserved or reflected on a balance sheet, under GAAP, or required to be disclosed under FASB Standard No. 5, other than: (a) Liabilities fully reflected or reserved against on the face of the Balance Sheet, (b) Liabilities disclosed in the notes to the Financial Statements, or (c) Liabilities incurred in the Ordinary Course of Business through the Closing Date.

4.9.          Absence of Certain Changes or Events. Since June 30, 2010 (or, if another date is specified below, since such specified date), there has not been any adverse change in the business, financial condition, operations or results of operations of the Company Group that would be reasonably likely to have a Company Material Adverse Effect.  Without limiting the generality of the foregoing, since that date and except as otherwise disclosed in Schedule 4.9:

4.9(a)      no member of the Company Group has sold, leased, transferred, or assigned any of its Assets, tangible or intangible, other than in the Ordinary Course of Business;

4.9(b)      no member of the Company Group has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

4.9(c)      no party (including members of the Company Group) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) to which any member of the Company Group is a party or by which any member of the Company Group is bound;

4.9(d)      no member of the Company Group has imposed, granted, allowed or consented to any Security Interest upon any of its Assets;

4.9(e)      no member of the Company Group has made any capital expenditure (or series of related capital expenditures) either involving more than an aggregate of One Hundred Thousand Dollars ($100,000.00), unless otherwise approved in writing by Parent, or outside the Ordinary Course of Business;

4.9(f)       no member of the Company Group has made any capital investment in, any loan to, or any acquisition of the securities or Assets of, any other Person (or series of related capital investments, loans, and acquisitions);

4.9(g)      no member of the Company Group has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

4.9(h)      no member of the Company Group has delayed or postponed the payment of Accounts Payable, accrued expenses or other Liabilities outside the Ordinary Course of Business;

4.9(i)       no member of the Company Group has canceled, compromised, waived, or released any right or claim (or series of related rights and claims);

4.9(j)       no member of the Company Group has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

4.9(k)      there has been no change made or authorized in the Certificate of Incorporation of the Company since June 11, 2007, the Bylaws of the Company since June 11, 2007, the Certificate of Incorporation of the Company Subsidiary since January 9, 2008 or the Bylaws of the Company Subsidiary since January 8, 2008;

4.9(l)       no member of the Company Group has sold or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, other than transfers of Securities between the Company and any Security Holders exercising Company Stock Options or Company Warrants as required by this Agreement;

4.9(m)     no member of the Company Group has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock (except as set forth on Schedule 4.9);

4.9(n)      no member of the Company Group has experienced any damage, destruction, or loss (whether or not covered by insurance) to its Assets, other than ordinary wear and tear;

4.9(o)      no member of the Company Group has made any loan to, or entered into any other transaction with, any of the Voting Stockholders or any of its directors, officers and employees;

4.9(p)      no member of the Company Group has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

4.9(q)      no member of the Company Group has granted any increase in the compensation of any of its directors, officers and employees outside the Ordinary Course of Business, and in no event has any such increase been in excess of five percent (5%) of the applicable individual’s base salary;

4.9(r)       no member of the Company Group has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

4.9(s)      no member of the Company Group has made any other change in employment terms for any of its directors, officers and employees outside the Ordinary Course of Business;

4.9(t)       no member of the Company Group has made any political contribution or pledged to make any charitable contribution;

4.9(u)      no member of the Company Group has done any act, or failed to do any act which it had a duty or obligation to perform, which has or could result in a breach of any obligation of such member of the Company Group;

4.9(v)      no member of the Company Group has sold, transferred, assigned or disposed of furniture, fixtures or equipment, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000.00), unless otherwise approved in writing by Parent;

4.9(w)     no member of the Company Group has leased any furniture, fixtures or equipment outside the Ordinary Course of Business;

4.9(x)       there has not been any other occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving any member of the Company Group; and

4.9(y)      no member of the Company Group has committed to any of the foregoing.

4.10.        Absence of Litigation. Except as set forth on Schedule 4.10, (a) there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Knowledge of the Company, threatened against any member of the Company Group or any properties or rights of any member of the Company Group, and (b) no member of the Company Group is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with or continuing investigation by, any court or Governmental Entity, or any judgment, Order, writ, injunction, decree or award of any court, Governmental Entity or arbitrator.  In respect of the matters relating to or arising in connection with the actions set forth in Schedule 4.10, to the Knowledge of the Company, there is no fact, event, condition, circumstance or other matter which either has, or is reasonably likely to have resulted in, an event or determination having a Company Material Adverse Effect.  The Company has delivered to Parent copies of all pleadings, correspondence and other documents relating to each matter disclosed in Schedule 4.10.

4.11.        Investment Bankers. Except as set forth on Schedule 4.11, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company Group.  The Company has heretofore furnished to Parent a correct copy of all agreements between the Company Group (or any of its members) and any broker, finder or investment adviser pursuant to which such firm or individual would be entitled to any payment relating to the transactions contemplated by this Agreement.

4.12.        Tax Matters. Except as otherwise disclosed on Schedule 4.12, which disclosures shall be arranged according to the subsections set forth below and shall be deemed responsive to any applicable subsection of this Section 4.12 that is reasonably apparent to be within the scope of such disclosure:

4.12(a)    All Taxes of the Company Group attributable to periods preceding or ending on September 30, 2010 have been paid or have been included in a liability accrual for the specific unpaid Tax on the Balance Sheet.  Deposits, estimated payments, and the provision made for accrued Taxes (excluding any provision for deferred Taxes established to reflect timing differences between book and Tax income and excluding any amounts disclosed in any notes to the Balance Sheet) on the Balance Sheet are sufficient for the payment of all Taxes of the Company Group at September 30, 2010 and for all years and periods prior thereto.  Since September 30, 2010, the Company Group has not incurred any Taxes other than Taxes incurred in the Ordinary Course of Business consistent in type and amount with past practices of the Company Group taking into account differences in operating results.  All Taxes of the Company Group attributable to periods ending on, before, or including the Closing Date due on or before the Closing Date will be paid or will be included in a current liability accrual on the books and records of the Company or the Company Subsidiary.  All such liability accruals for Taxes are and shall be complete and accurate in all respects.

4.12(b)    The Company Group has timely filed all Tax Returns that any member was required to file.  All such Tax Returns were true, correct and complete in all respects.  All Taxes owed and/or due or payable by the Company (whether or not shown on any Tax Return) have been paid.  No member of the Company Group is currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company Group (or any of its members) does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the Assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Tax or file any Tax Return.

4.12(c)    Each member of the Company Group has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

4.12(d)    To the Knowledge of the Company, there is no dispute or claim concerning any Liability for Taxes of the Company Group claimed or raised by any Governmental Entity.  Subsection (d) of Schedule 4.12 lists all federal, state, local, and foreign income and franchise Tax Returns filed with respect to the Company Group (and each member thereof) for taxable periods ended after December 31, 2005, indicates those Tax Returns that have been audited, indicates those Tax Returns that currently are the subject of audit, and lists a complete and correct list of all powers of attorney granted by the Company Group with respect to any Tax matter currently pending.  The Company has made available to Parent correct and complete copies of all federal and state income and franchise Tax Returns, IRS Forms 3115, examination reports and statements of deficiencies assessed against or agreed to by the Company or any member of the Company Group since December 31, 2005.  There is no actual, potential or proposed dispute or claim concerning any Tax of the Company Group either (i) claimed or raised by any Tax authority in writing or (ii) as to which the Company has Knowledge based upon personal contact with any agent of such authority.

4.12(e)    No member of the Company Group has granted a waiver of any statute of limitations in respect of Taxes that is currently in force and effect or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force and effect.

4.12(f)     No member of the Company Group has filed any consent under Section 341(f) of the Code concerning collapsible corporations.  No member of the Company Group has made any payments, is obligated to make any payments, or is a party to any plan or agreement (including this Merger Agreement) that under certain circumstances could obligate it to make any payments that will not be deductible under Section 162 or Section 280G of the Code.  No member of the Company Group has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Except as set forth in subsection (f) of Schedule 4.12, each Security Holder of the Company is a “United States Person” as defined in Section 7701(a)(30) of the Code.  No member of the Company Group is a party to any Tax allocation or sharing agreement other than those attributable to the Company Group.  No member of the Company Group (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has Liability for the Taxes of any Person (other than members of the Company Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract, or otherwise.

4.12(g)    The Company Group (and each member thereof) has not applied for any Tax ruling or entered into a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) or any other agreement or contract with any Tax authority.  No member of the Company Group has filed an election under

Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred) or filed or made any election for federal income Tax purposes under Sections 108, 441(f), 1017, 1033, 1502 or 4977 of the Code.  The Company Group has not agreed, nor is it required to make, any adjustment under Section 263A, Section 481, or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign law) by reason of a change in accounting method or a Tax authority’s assertion that an adjustment be made.  No member of the Company Group has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.  No member of the Company Group has changed (nor applied for a change of) its method of accounting from the accrual method to the cash method for any item, including without limitation, non-incidental inventoriable items under Revenue Procedure 2002-28, and accounts receivable.  No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) use of the cash, modified cash, or modified accrual method of accounting.

4.12(h)    Subsection (h) of Schedule 4.12 lists every limited liability company, partnership and other entity, whether or not such entity is disregarded for Tax purposes, in which any member of the Company Group has an ownership interest, and the historical and current United States income Tax classification of each such entity.

4.12(i)     The Company Group (and each member thereof) has disclosed on their income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or similar provision under state, local, or foreign Tax law).  No member of the Company Group has received a formal, written tax opinion with respect to any transaction relating to any member of the Company Group.  No member of the Company Group is the direct or indirect beneficiary of a guarantee of Company Group Tax benefits or any other arrangement that has the same economic effect with respect to any transaction of the Company Group or any member thereof.  No member of the Company Group is party to an understanding or arrangement described in Section 6111 or Section 6662(d)(2)(C)(iii) of the Code.  No member of the Company Group has entered into any transaction identified as (i) a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2), (ii) a “transaction of interest,” as defined in Treasury Regulation Section 1.6011-3(b)(6), (iii) any transaction that is “substantially similar” (within the meaning of Treasury Regulation Section 1.6011-4(c)(4)) to a “listed transaction” or a “transaction of interest,” or (iv) entered into any other transaction that required or will require the filing of an Internal Revenue Service Form 8886.  Each member of the Company Group has timely and completely reported all “Reportable Transactions,” as defined in Treasury Regulations Section 1.6011-4, if any, on its annual income tax filings, as required under federal and state tax law.

4.12(j)     The Company Group has filed all unclaimed property Tax Returns that it was required to file in a timely manner.  All such unclaimed property Tax Returns were correct and complete in all respects.  All amounts due pursuant to any unclaimed property Tax Returns filed by any member of the Company Group have been remitted to the appropriate taxing authorities in the jurisdictions in which the unclaimed property Tax Returns were filed.

4.12(k)    The Company Group is in full compliance with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”) and has delivered to Parent all documents and work papers showing such compliance.  The Company Group has adopted FIN 48 as of January 1, 2008 and, in accordance with FIN 48, has determined, assessed and measured, as of, and since, January 1, 2008, the benefits of all material tax positions taken in any Tax Return, including all significant uncertain positions in all Tax years that are subject to assessment or challenge by relevant Taxing authorities.  The Company Group maintains adequate documentation (as required by FIN 48) to support such material positions and the measurement methodology for such position, and has provided such documentation to Parent on or prior to the date hereof.  No member of the Company Group has any uncertain Tax positions other than those set forth on their FIN 48 workpapers.

4.12(l)     No member of the Company Group has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.  No member of the Company Group has participated in an international boycott, as defined in Section 999 of the Code.

4.12(m)   No member of the Company Group is a party to any Tax Contracts or Tax Orders of any Governmental Entity.  Except as set forth in subsection (m) of Schedule 4.12, no member of the Company Group is party to a lease arrangement with respect to real property involving a defeasance of rent, interest or principal.  The transactions contemplated by this Agreement will not cause the loss of any exemptions claimed by the Company on any Tax Returns.  No property of any member of the Company Group (i) is subject to a Tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) secures any debt the interest on which is exempt from Tax under Section 103 of the Code.

4.13.        Real Property.

4.13(a)    No member of the Company Group owns or has owned any real property.

4.13(b)    Schedule 4.13(b) lists and describes briefly all real property leased or subleased to any member of the Company Group.  The Company has delivered to Parent correct and complete copies of the leases and subleases listed in Schedule 4.13(b).  With respect to each lease and sublease listed on Schedule 4.13(b):

4.13(b)(i)                the lease or sublease is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect;

4.13(b)(ii)               the consummation of the Merger will not affect the terms or enforceability of the lease or sublease;

4.13(b)(iii)              no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

4.13(b)(iv)              no party to the lease or sublease has repudiated any provision thereof;

4.13(b)(v)               there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

4.13(b)(vi)              no member of the Company Group has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

4.13(b)(vii)             all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including licenses and permits) required in connection with the operation thereof, except where the failure to obtain such approvals would not have a Company Material Adverse Effect, have been operated and maintained in accordance with applicable laws, rules, and regulations and are in full compliance with the Health Insurance Portability and Accountability Act and the Americans with Disabilities Act; and

4.13(b)(viii)            all facilities leased or subleased thereunder are supplied with functional utilities and other services necessary for the normal and usual operation of said facilities.

4.14.        Intellectual Property.

4.14(a)    The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the Company Group’s business as presently conducted and as currently proposed to be conducted.  Except as set forth on Schedule 4.14(a), each item of Intellectual Property owned or used by the Company is owned or available for use by the Company Group on identical terms and conditions immediately subsequent to the Closing Date and consummation of the transactions contemplated hereby will not alter, impair, extinguish, or invalidate any item of Intellectual Property.  The Company has taken all reasonably necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

4.14(b)    No member of the Company Group nor the operation of the Company Group’s business has interfered with, infringed, misappropriated, diluted, impaired, constituted unfair competition with respect to, or otherwise come into conflict with any Intellectual Property rights of any third party Known to the Company.  No member of the Company Group has misused or otherwise rendered unenforceable any of the Intellectual Property rights of any member of the Company Group.  Except as set forth on Schedule 4.14(b), neither the Company nor any of the directors or officers (nor any employees with responsibility for Intellectual Property matters) of any member of the Company Group have ever received any oral or written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, misuse or unenforceability, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) or challenging ownership of rights to use or license any Intellectual Property, and, to the Knowledge of the Company Group, there are no grounds for any such claim or challenge.

4.14(c)    To the Company’s Knowledge, no third party has interfered with, infringed, misappropriated, diluted, impaired, disclosed without authorization, constituted unfair competition with respect to, or otherwise come into conflict with any Intellectual Property rights of any member of the Company Group, including those Intellectual Property rights licensed from third parties.  To the Company’s Knowledge, there are no facts raising a reasonable likelihood of such interference, infringement, misappropriation, dilution, impairment, unauthorized disclosure, unfair competition, or other conflict.

4.14(d)    Schedule 4.14(d) identifies each active patent or trademark and copyright registration which has been issued to or is owned by the Company or any Affiliate of the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company or any Affiliate of the Company owns or has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company or any Affiliate of the Company has granted to any third party with respect to any of its Intellectual Property.  Schedule 4.14(d) also identifies each trade name, unregistered trademark, domain name, web address and e-mail address used by the Company or any Affiliate of the Company in connection with any of its businesses, including, with respect to web and e-mail addresses, non-Company addresses.  With respect to each item of Intellectual Property required to be identified in Schedule 4.14(d):

4.14(d)(i)                the Company possesses all right, title, and interest in and to the item, including the right to license, and transfer, free and clear of any obligations to transfer or license, option, potential challenge of ownership, Security Interest, or other restriction and there exists no restriction on the transfer or licensing of any item;

4.14(d)(ii)               each such item is valid and enforceable;

4.14(d)(iii)              no royalty or other remuneration of any type is payable or may become payable based on currently existing circumstances with respect to any such item;

4.14(d)(iv)              the execution of this Agreement and the full performance and enjoyment of rights under this Agreement will not breach the terms and conditions of any license, contract, understanding, or agreement between any member of the Company Group and a third party;

4.14(d)(v)               such item is not subject to any outstanding injunction, judgment, Order, decree, ruling or charge;

4.14(d)(vi)              no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of such item;

4.14(d)(vii)             except as set forth on Schedule 4.14(d), no member of the Company Group has ever given to any third party any warranty, indemnification obligation, or hold harmless obligation, for or against any interference, infringement, misappropriation or other conflict with respect to such item; and

4.14(d)(viii)            the Company is the sole owner of and has (and following the Closing will continue to have) unrestricted, unfettered access to any web and e-mail addresses listed in Schedule 4.14(d);

4.14(d)(ix)               the Company is taking or has taken the actions necessary to maintain and protect all such items, including recording documents of title and releases of security interests required to perfect such rights;

4.14(e)    To the Knowledge of the Company, none of the Intellectual Property used by the Company, the value of which to the Company is or was contingent upon maintenance of the confidentiality thereof, has been disclosed to any Person except Persons under the obligation to maintain the confidentiality thereof.

4.14(f)     Schedule 4.14(f) identifies each item of Intellectual Property that any third party owns and that the Company or any Affiliate of the Company uses pursuant to license, sublicense, agreement or other permission, other than shrink-wrap or click-through licenses for personal computer software.  The Company has delivered to Parent correct and complete copies of all such licenses, sublicenses, agreements, and other permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Schedule 4.14(f):

4.14(f)(i)               the license, sublicense, agreement, or other permission covering such item is legal, valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect;

4.14(f)(ii)                the Company has the right to transfer its rights and the license, sublicense, agreement or other permission will continue to be legal, valid, binding, enforceable (subject to the Enforceability Exceptions), and in full force and effect on identical terms following the Closing Date;

4.14(f)(iii)               to the Knowledge of the Company, no party to the license, sublicense, agreement, or other permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

4.14(f)(iv)               to the Knowledge of the Company, no party to the license, sublicense, agreement or other permission has repudiated any provision thereof;

4.14(f)(v)                except as set forth on Schedule 4.14(f), no royalty or other type of remuneration is payable with respect to any such item of Intellectual Property;

4.14(f)(vi)               to the Knowledge of the Company, except as set forth on Schedule 4.14(f), with respect to each sublicense, the representations and warranties set forth in items 4.14(f)(i) through 4.14(f)(v) above are true and correct with respect to the underlying license;

4.14(f)(vii)              to the Knowledge of the Company, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, Order, decree, ruling or charge;

4.14(f)(viii)             to the Knowledge of the Company, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which challenges the legality, validity or enforceability of the underlying item of Intellectual Property; and

4.14(f)(ix)                except as set forth on Schedule 4.14(f), the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or other permission.

4.14(g)    The Company has fully complied with all applicable technology export and import control laws and regulations, including obtaining appropriate licenses, whether of the United States or any other country.

4.15.        Tangible Assets.

4.15(a)    The Company has delivered to Parent a correct and complete list of all the tangible Assets of the Company Group.  Except as set forth on Schedule 4.15(a), each member of the Company Group owns and has good and marketable title or leases and has good leasehold title to all the tangible property and Assets necessary for the conduct of its business as presently conducted and as proposed to be conducted, including, but not limited to, the Assets described on the list of tangible Assets delivered to Parent.  The Company Group has paid all Taxes due or incurred upon the purchase of such Assets, and the Company shall make available to Parent following the Closing all original invoices in the possession of the Company Group memorializing the purchase of such Assets and other documentation of any type memorializing the incurrence and payment of any and all Taxes on the purchase of such Assets.  The Company has no Knowledge of any defects (determined in accordance with normal industry practice) in any of the tangible Assets, and the tangible Assets are in good operating condition and repair.  There are no Security Interests on any of the Assets of the Company.

4.15(b)    The Company has delivered to Parent a correct and complete list, as of September 30, 2010, of all the Rental Equipment of the Company Group categorized by current location.  None of the Rental Equipment is subject to any outstanding purchase option.  To the Knowledge of the Company, the Rental Equipment is and has always been used in the manner for which the Rental Equipment was designed, manufactured and/or assembled.  All such Rental Equipment is suitable for the purposes for which each member of the Company Group has stated in writing to its customers it is intended to be utilized in the Ordinary Course of Business.  All of the Rental Equipment is merchantable and fit for the purpose for which it was procured or manufactured, and none of the Rental Equipment is (i) slow-moving other than in the Ordinary Course of Business, or (ii) obsolete, damaged or defective, subject to any reserve for inventory write-down set forth in the Balance Sheet as adjusted for passage of time through the Closing Date in accordance with past custom and practice of the Company Group.  The Company has delivered to Parent the form of rental agreement used in all transactions (except as noted on Schedule 4.15(b)) with respect to the Rental Equipment.

4.16.        Inventory.  The Company has delivered to Parent a correct and complete list of all the Inventory of the Company Group as of September 30, 2010.  Except as specifically identified on Schedule 4.16, all the Inventory of the Company Group consists of raw materials and supplies, manufactured and purchased parts, goods/work-in-process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is (a) slow-moving other than in the Ordinary Course of Business, or (b) obsolete, damaged or defective, subject to any reserve for inventory write-down set forth in the Balance Sheet as adjusted for passage of time through the Closing Date in accordance with past custom and practice of the Company Group.  There are no Security Interests on any of the Inventory of the Company Group.  The Company Group’s work-in-process and finished goods are, as of the Closing, consistent in volume, value, amount and quality with the Company Group’s historical practice.

4.17.        Contracts.  Schedule 4.17 lists the following Contracts and other agreements to which the Company Group (or any member thereof) is a party as of the date hereof:

4.17(a)    any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments of an amount in excess of Twenty-Five Thousand Dollars ($25,000.00) or for a term of more than one (1) year;

4.17(b)    any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services of an amount in excess of One Hundred Thousand Dollars ($100,000.00), with a term of more than one (1) year;

4.17(c)    any partnership or joint venture agreement;

4.17(d)    any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in any amount, or under which it has imposed a Security Interest on any of its Assets, tangible or intangible;

4.17(e)    any agreement concerning confidentiality (other than shrink wrap or click through agreements) or non-competition;

4.17(f)     any agreement with the Voting Stockholders or any one of them, or Affiliates of the Voting Stockholders or any one of them;

4.17(g)    any agreement to supply goods or services to any related party or to receive goods or services from any related party;

4.17(h)    any agreement to supply goods or services to any unrelated third party or to receive goods or services from any unrelated third party of an amount in excess of Twenty-Five Thousand Dollars ($25,000.00), having a duration in excess of one (1) year and not otherwise scheduled pursuant to Section 4.17 (a) or Section 4.17(b) above;

4.17(i)     any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement (including any Employee Benefit Plan) for the benefit of its current or former directors, officers or employees;

4.17(j)     any collective bargaining agreement;

4.17(k)    any agreement for the employment of any individual on a full-time, part-time, consulting or other basis;

4.17(l)     any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect; or

4.17(m)   any other agreement (or group of related agreements) (i) the performance of which involves consideration in excess of One Hundred Thousand Dollars ($100,000.00), (ii) that cannot be terminated without penalty in less than one year from the Effective Time, and (iii) that was not otherwise scheduled pursuant to Section 4.17 (a) through Section 4.17(l) above.

The Company has delivered to Parent (or has left on the premises at 4850 Joule Street, Unit A-1, Reno, Nevada 89502) a correct and complete copy of each written agreement listed in Schedule 4.17, along with a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 4.17.  With respect to each such agreement, to the Knowledge of the Company: (i) such agreement is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect; (ii) such agreement will continue to be legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under such agreement; and (iv) to the Knowledge of the Company, no party has repudiated any provision of such agreement.

4.18.        Notes Receivable and Accounts Receivable.  All notes receivable and accounts receivable of the Company Group (collectively, “Accounts Receivable”) are reflected properly on the Company’s books and records and, to the Knowledge of the Company, are current and valid receivables subject to no setoffs or counterclaims.  On the Closing Date, there are no Accounts Receivable due from the Voting Stockholders or any of the Company’s or the Company Subsidiary’s officers or directors.

4.19.        Powers of Attorney.  Except as set forth on Schedule 4.19, there are no outstanding powers of attorney executed on behalf of any member of the Company Group.

4.20.        Bank Accounts.  Schedule 4.20 sets forth the identity of each bank or financial institution in which any member of the Company Group has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or having signatory power or access thereto.

4.21.        Insurance.  Schedule 4.21 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which the Company Group (or any member thereof) is a party, a named insured, or otherwise the beneficiary of coverage:

4.21(a)    the name, address, and telephone number of the agent;

4.21(b)    the name of the insurer, the name of the policyholder and the name of each covered insured;

4.21(c)    the policy number, the period of coverage and the amount of the annual premiums payable;

4.21(d)    the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

4.21(e)    a description of any retroactive premium adjustments or other loss-sharing arrangements;

4.21(f)     a description of any claims made and losses reported by the Company and/or the Company Subsidiary, as applicable, since December 31, 2005;

4.21(g)    a description of any claims and losses paid by the insurer on behalf of the Company and/or the Company Subsidiary, as applicable, since December 31, 2005; and

4.21(h)    a description of any self-insured retention amounts (i.e., amounts that must be paid by the Company and/or the Company Subsidiary, as applicable, before the insurer will be responsible for a loss).

With respect to each such insurance policy and to the Knowledge of the Company: (i) such policy is legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect; (ii) such policy will continue to be legal, valid, binding, enforceable (subject to the Enforceability Exceptions) and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither the Company Group nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policy; and (iv) to the Knowledge of the Company, no party to the policy has repudiated any provision thereof.  The Company Group has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the business in which it has been engaged during the aforementioned period.  Schedule 4.21 also describes any self-insurance arrangements affecting the Company Group.

4.22.        Employees.  Schedule 4.22 sets forth a true and complete list of all employees of each member of the Company Group, their respective positions, locations, salaries or hourly wages, accrued paid time off (in monetary value), bonus or other compensation arrangements and severance arrangements, each as of the date hereof and as of the Closing Date.  To the Knowledge of the Company, no executive, key employee or group of employees has any plans to terminate employment with any member of the Company Group.  Except as set forth in Schedule 4.22, each employee of the Company Group is employed on an “at will” basis and has no right to any material compensation following termination of employment.  Except as set forth in Schedule 4.22, no employee or former employee of any member of the Company Group has had such employee’s employment with such member of the Company Group terminated by such member of the Company Group or has voluntarily terminated such employee’s employment with such member of the Company Group during the twenty-four (24) month period immediately preceding the Closing.  All claims for benefits, whether insured or otherwise (including, but not limited to, workers’ compensation, life insurance, medical, health and disability programs), under the Company Group’s employee benefit programs brought by, or in respect of, any employees or former employees of the Company Group, which claims arise out of events occurring on or prior to the Closing Date, shall be satisfied by the insurance carriers who served as the Company Group’s insurance carriers during the periods prior to Closing, in accordance with the terms and conditions of such programs or applicable workers’ compensation statutes without interruption as a result of the employment by Parent or Merger Sub of any such employees after the Closing Date.  The Company Group is in full compliance with all Laws respecting employment practices, and no grounds exist for the assertion of any claims against the Company Group in connection therewith.  No member of the Company Group is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the Knowledge of the Company, no member of the Company Group has committed any unfair labor practice.  To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any member of the Company Group.

4.23.        Employee Benefits.

4.23(a)    Except as set forth on Schedule 4.23, with respect to all employees, former employees, directors and independent contractors of the Company Group and their dependents and beneficiaries, neither any member of the Company Group nor any ERISA Affiliate presently maintains, contributes to or has any Liability under or with respect to any Employee Benefit Plan.  Each Company Employee Benefit Plan (collectively, the “Company Employee Benefit Plans”) is set forth on Schedule 4.23.  Each Company Employee Benefit Plan (and each related trust, insurance contract or other funding arrangement) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, other applicable Laws and governing documents and agreements.  With respect to each Company Employee Benefit Plan, there has been no act or omission by any member of the Company Group or any ERISA Affiliate that would impair the right or ability of any member of the Company Group or any ERISA Affiliate to unilaterally amend in whole or part or terminate such Company Employee

Benefit Plan at any time, subject to the terms of any insurance contract or other contractual arrangements with third parties, and the Company has made available to Parent true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent IRS Form 5500; (iii) the most recent financial statement and, if applicable, actuarial valuation; (iv) all correspondence with the Internal Revenue Service, the Department of Labor and other governmental agencies with respect to the past three (3) plan years other than IRS Form 5500 filings; and (v) the most recent summary plan description.

4.23(b)    No member of the Company Group has any Liability with respect to any Company Employee Benefit Plan for failure to comply with ERISA, the Code, any other applicable Laws or any governing documents or agreements.

4.23(c)    Except as set forth in Schedule 4.23, no Company Employee Benefit Plan is an Employee Pension Benefit Plan, and no Company Employee Benefit Plan has any unfunded Liability.  With respect to the Company Employee Benefit Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be made prior to the Closing Date in accordance with past practice.

4.23(d)    No member of the Company Group nor any ERISA Affiliate maintains, maintained, contributes to, or has any Liability (including, but not limited to, current or potential withdrawal Liability) with respect to any Multiemployer Plan or any Employee Pension Benefit Plan subject to Title IV of ERISA or Section 412 or Section 414(l) of the Code.

4.23(e)    With respect to all employees and former employees of the Company Group, no member of the Company Group nor any ERISA Affiliate presently maintains, contributes to or has any Liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state continuation coverage laws.  There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Section 4980B, or any predecessor provision, of the Code or any related regulations.  No event has occurred with respect to which the Company Group or any Affiliates could be liable for a material Tax imposed by any of Sections 4972, 4976, 4977, 4979 or 4980 of the Code, or for a material civil penalty under Section 502(c) of ERISA.

4.23(f)     There is no pending, or to the Knowledge of the Company, threatened legal action, proceeding, audit, examination or investigation against or involving any Company Employee Benefit Plan maintained by any member of the Company Group or any ERISA Affiliate (other than routine claims for benefits).  To the Knowledge of the Company, there is no basis for, and there are no facts which could give rise to, any such condition, legal action, proceeding or investigation.  Any bonding required with respect to any Company Employee Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

4.23(g)    Except as set forth on Schedule 4.23, to the Knowledge of the Company, no member of the Company Group has, and following the Closing none of the Company Group (or any of its members), Parent, or Merger Sub will have, any obligation, or liability in connection with any obligation, to provide health care continuation coverage under ERISA Section 608 and Code Section 4980B (“COBRA Coverage”) to any individuals whose qualifying event (within the meaning of Code Section 4980B(f)(3)) occurred on or prior to the Closing Date and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was with any member of the Company Group.

4.23(h)    Schedule 4.23(h)(1) lists each “plan” (within the meaning of such term as used in Treas. Reg. § 1.409A-1(c)) to which any member of the Company Group or an ERISA Affiliate is a party and that is a “non-qualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code and Treas. Reg. § 1.409A-1(a)) and is otherwise subject to Section 409A of the Code (“409A Plan”).  Each 409A Plan that was in effect prior to January 1, 2009 (i) between the later of January 1, 2005 and the effective date of such 409A Plan and December 31, 2008, was operated in compliance with Section 409A of the Code based on a good faith, reasonable interpretation of the statute and applicable IRS guidance, (ii) since January 1, 2009 has been operated in full compliance with Section 409A of the Code and the final regulations promulgated thereunder, and (iii) was amended prior to January 1, 2009 to fully comply with the requirements of the final regulations promulgated under Section 409A of the Code and to eliminate all provisions which violate, or could give rise to a violation of, Section 409A of the Code.  Each 409A Plan adopted or entered into on or after January 1, 2009 has, since it first became effective, fully complied in form and operation with the requirements of Section 409A of the Code and the final regulations promulgated thereunder.  Schedule 4.23(h)(2) lists all “non-qualified deferred compensation plans” to which any member of the Company Group or an ERISA Affiliate is a party and that would be a 409A Plan but for the effective date provisions applicable to Section 409A of the Code as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (“AJCA”).  No Employee Benefit Plan listed on Schedule 4.23(h)(2) has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004.  Since January 1, 2005, each member of the Company Group and each ERISA Affiliate have fully complied with all withholding or reporting obligations imposed on it under Section 409A.  No member of the Company Group nor any ERISA Affiliate has any actual or potential liability with respect to any 409A Plan, including, without limitation, any obligation to make any gross-up, make-whole, or other additional payment with respect to taxes, interests or penalties imposed under Section 409A of the Code, other than for the payment of normal benefits in accordance with the terms of such 409A Plan.

4.24.        Guaranties.  Except as set forth on Schedule 4.24, no member of the Company Group is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

4.25.        Environment, Health and Safety.

4.25(a)    Except as set forth on Schedule 4.25, each member of the Company Group has complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against any member of the Company Group alleging any failure so to comply.  Without limiting the generality of the preceding sentence, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.  The Company has provided Parent with correct and complete copies of all reports and studies within the possession or control of the Company Group or any Voting Stockholder with respect to past or present environmental conditions or events at any real property presently or previously owned or leased by any member of the Company Group.

4.25(b)    Except as set forth on Schedule 4.25, no member of the Company Group has any Liability in connection with any Environmental, Health and Safety Laws (and no member of the Company Group has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any member of the Company Group giving rise to any Liability) for any type of response costs or damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, and no property or facility owned or operated by any member of the Company Group (previously or currently) will subject Parent or Merger Sub to any such Liability under any Environmental, Health and Safety Law for any conditions, circumstances, acts or omissions occurring or arising on or before the Closing Date.

4.25(c)    Except as set forth on Schedule 4.25, all properties owned or operated (previously or currently) or leased and equipment used in the business of the Company Group, and its predecessors and Affiliates, have been free of asbestos, PCBs, underground storage tanks, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, polychlorinated biphenyls, landfills, surface impoundments, disposal areas and Extremely Hazardous Substances.

4.26.      Certain Business Relationships with the Company.  Except as described in Schedule 4.26, neither any Security Holder nor any Affiliate of any Security Holder has been involved in any business arrangement or relationship with any member of the Company Group within the past twelve (12) months (other than employment by a member of the Company Group), and neither Security Holders nor any Affiliates of any Security Holder own any Asset which is used in the business of the Company Group.

4.27.      Payers.  Schedule 4.27 contains a list of the fifteen (15) largest payers of the Company for the twelve (12) month period immediately preceding the Closing Date (determined on the basis of the total dollar amount of gross sales) showing the total dollar amount of gross sales from each such payer during such twelve (12) month period.  To the Knowledge of the Company, there are no facts indicating that any of the payers of the Company will not continue to be payers of the business of the Company after the Closing at substantially the same level of purchases as heretofore.

4.28.        Product and Service Warranties.  To the Knowledge of the Company, each product sold, leased or delivered, and each service performed, by the Company Group has been in conformity with all applicable contractual commitments and all express and implied warranties, and no member of the Company Group has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability) for the replacement or repair of any product, the substandard performance of any service, or other damages in connection with the products sold or services provided by the Company Group, except (a) as set forth in Schedule 4.28, or (b) subject only to the reserve for product and service warranty claims set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group.  No product sold, leased or delivered, or service performed, by any member of the Company Group is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale, lease or performance.  Schedule 4.28 includes copies of the standard terms and conditions of sale, lease or performance for the Company Group (containing applicable guaranty, warranty and indemnity provisions).

4.29.        Product and Service Liability.  To the Knowledge of the Company, no member of the Company Group has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any member of the Company Group giving rise to any Liability) arising out of any injury or damages (whether actual or alleged) to any Person or its property or its business operations or prospects as a result of the ownership, possession or use of (i) any product sold, leased or delivered by the Company Group or (ii) any service performed by the Company Group.

4.30.        Governmental and Private Healthcare Programs.

4.30(a)    The Company Group has complied with all laws, rules, regulations, standards, policies and procedures of the Medicare, Medicaid and other governmental healthcare programs applicable to the Company Group, and has filed all claims, invoices, returns, cost reports and other forms, the use of which is required or permitted by such programs, in the form and manner, together with all supporting documentation, prescribed by such programs.  All claims, returns, invoices, cost reports and other forms and documentation submitted by the Company Group, or by customers of the Company Group based on information provided by the Company Group, to Medicare, Medicaid or any other governmental healthcare program or to any other public or private third party payer since the inception of the business of the Company Group are in all respects true, complete, correct and accurate.  No deficiency in any such claims, returns, invoices, cost reports and other filings, including claims for over-payments or deficiencies for late filings, has been asserted or, to the Knowledge of the Company, threatened by any federal or state agency or instrumentality or other carrier or intermediary relating to Medicare or Medicaid claims or by any other public or private third party payer.  No member of the Company Group and no customer of the Company Group based on information provided by, or the acts or omissions of, the Company Group has been subject to any audit relating to fraudulent Medicare or Medicaid procedures or practices.  There is no Basis for any claim or request for recoupment or reimbursement from any member of the Company Group by, or for reimbursement or indemnification to any third party by any member of the Company Group of, any federal or state agency or instrumentality or other carrier or intermediary relating to Medicare or Medicaid claims or by any other public or private third party payer.  Each member of the Company Group has routinely collected all co-payments, coinsurance and deductibles from patients in accordance with all laws, rules, regulations, standards, policies and procedures of the Medicare, Medicaid and other governmental healthcare programs and of the applicable public or private third party payer.  For each patient, the Company Group has maintained complete and accurate clinical documentation of the medical necessity of all services and supplies provided by the Company Group to such patient.  Such clinical documentation includes accurate and complete Certificates of Medical Necessity and prescriptions and other orders signed by the patient’s treating physician.  For each patient, the Company Group has maintained complete and accurate financial and other documentation required for billing Medicare, Medicaid, any other governmental healthcare program or any other public or private third party payer.

4.30(b)    Except as set forth on Schedule 4.30(b), no member of the Company Group is or has ever been involved in, subject to, or the subject of, any complaint, demand, allegation, action, suit, litigation (including both claims and counterclaims), proceeding, arbitration, or investigation of any kind, in which it has been pled, alleged, or argued, or based on, arising out of, or resulting from allegations or claims, by any customer of any member of the Company Group or any other individual or entity that the acts or omissions of any member of the Company Group resulted in any overpayments, false claims, false statements or other damages with respect to or in connection with any federal or state healthcare program, any commercial insurance, or any group health plan.

4.30(c)    Except as set forth on Schedule 4.30(c), no customer of any member of the Company Group or any other individual or entity has, directly or indirectly, requested, demanded, or made any claims requesting or demanding, that any member of the Company Group indemnify, reimburse, or otherwise make payments to such customer, individual or entity as a result of, or in connection with, any acts or omissions of any member of the Company Group that resulted, or were alleged to have resulted, in any overpayments, false claims, false statements or other damages with respect to or in connection with any federal or state healthcare program, any commercial insurance, or any group health plan.

4.30(d)    Except as set forth on Schedule 4.30(d), no member of the Company Group and, to the Knowledge of the Company, no customer of the Company Group has received, is subject to, has been subject to, has been served with, or has been notified of the existence of, any subpoena, search warrant, request for production, or any other request or demand for, or relating to, any documents, materials, files, records, or information of any kind, in any format, (i) in connection with, or related in any way to, any complaint, demand, allegation, action, suit, litigation, proceeding, arbitration, or investigation referred to in Section 4.30(b) hereof or the allegations or claims made therein, (ii) in connection with, or related in any way to, any direct or indirect request, demand, or claim for indemnification, reimbursement, or other payments referred to in Section 4.30(c) hereof, or (iii) in connection with, or related in any way to, any overpayments, false claims, false statements or other damages with respect to or in connection with any federal or state healthcare program, any commercial insurance, or any group health plan.

4.31.        Certain Business Practices.  Except as set forth on Schedule 4.31, no member of the Company Group nor any director, officer, stockholder, agent or employee of any member of the Company Group has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

4.32.        Regulatory Compliance.     Except as set forth on Schedule 4.32, the Company Group has been, and is in, compliance with applicable provisions of the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the Food and Drug Administration (“FDA”) promulgated thereunder with respect to any and all products, including but not limited to medical devices, drugs, biologics, or clinical treatment programs and clinical program manuals, if any, distributed by the Company Group or any of its members or affiliates, and with respect to any services, promotional materials or advertisements regulated by FDA except where the failure to so comply would not have a Company Material Adverse Effect, and no member of the Company Group has received any notice (oral or written) of proceedings relating to the revocation, withdrawal, recall, or modification of any Company Permit of any Governmental Entity.  Except as set forth on Schedule 4.32, the Company Group has been, and is in, compliance with applicable State laws and regulations including, but not limited to State Boards or Departments which regulate medical devices, physical or occupational therapists, or orthopedic clinics, except where the failure to so comply would not have a Company Material Adverse Effect.  Except as set forth on Schedule 4.32, the Company Group has been, and is in, compliance with the FDCA and FDA regulations with respect to manufacturing, clinical research and development, submission of applications for review by governmental authorities, marketing, promotion, distribution, and sale of any and all products and clinical treatment programs and clinical program manuals, if any, distributed by the Company Group.  There are no pending or, to the Knowledge of the Company, threatened actions or proceedings by the FDA, U.S. Department of Justice, or any State entity or regulatory authority which would prohibit or impede the sale or marketing of any products or clinical treatment programs and clinical program manuals, if any, distributed by the Company Group or any services offered by the Company Group.

4.33.        Limitation on Representations and Warranties.  Neither the Company nor any of the Voting Stockholders makes any representation or warranty to Parent or Merger Sub regarding the probable success or profitability of the Company after the Closing Date.

4.34.        Updates to Schedules.  The Company shall be entitled to deliver to Parent and Merger Sub an amendment of the Schedules delivered by the Company to Parent and Merger Sub under Article 4 to reflect any changes thereto that occurred or were discovered between the date of this Agreement and the Closing Date, and such amendment of the Schedules shall be deemed to be incorporated into such Schedules effective as of the date of this Agreement as if actually set forth therein on the date of this Agreement for purposes of determining whether the conditions contained in Section 9.2 have been satisfied; provided, however, that such Schedules shall not be deemed to have been so amended under this Section 4.34 for purposes of determining any liability of the Company to indemnify Parent or Merger Sub under Section 10.6 hereof, which liability (if any) shall be determined on the basis of the Schedules as originally delivered to Parent and Merger Sub on the date of this Agreement.

4.35.        No Other Representations and Warranties.  Except for the representations and warranties contained in Article 4 of this Agreement or in any certificates delivered by the Company in connection with the Closing, Parent and Merger Sub acknowledge that none of the Company, the Company Group, any Affiliate of the Company or any other Person makes any representations or warranties, and the Company and the Company Group hereby disclaim any other representations or warranties, whether made by the Company, the Company Group, any Affiliate of the Company, or any of their respective officers, directors, employees, agents or other Representatives, with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure in writing or orally, to Parent, Merger Sub or any of their officers, directors, employees, agents, Affiliates or other Representatives of any documentation or other information.

4.36.        Employment Agreements.  The Company has delivered to Parent and Merger Sub the Employment Agreements attached hereto as Exhibit B-1 through Exhibit B-6, as applicable, fully executed by Mr. Beach, John C. Castel, Antony Ricketts, Debbie Koepsel, Boyd Anthony Taylor, and E. Richard Taylor (the “Employment Agreements”).  The Employment Agreements shall be effective and valid and binding obligations of the parties only upon the occurrence of the Closing.

4.37.        Non-Competition Agreements.  The Company has delivered to Parent and Merger Sub the Non-Competition Agreements attached hereto as Exhibit C-1 through Exhibit C-6, as applicable, fully executed by Mr. Beach, John C. Castel, Antony Ricketts, Debbie Koepsel, Boyd Anthony Taylor, and E. Richard Taylor (the “Non-Competition Agreements”).  The Non-Competition Agreements shall be effective and valid and binding obligations of the parties only upon the occurrence of the Closing.

4.38.        Securities Purchase and Lock-Up Agreements.  The Company has delivered to Parent and Merger Sub the Securities Purchase and Lock-Up Agreements attached hereto as Exhibit E-1 through Exhibit E-4, as applicable, fully executed by Mr. Beach, John C. Castel, Antony Ricketts, and Debbie Koepsel (the “Securities Purchase and Lock-Up Agreements”).  The Securities Purchase and Lock-Up Agreements shall be effective and valid and binding obligations of the parties only upon the occurrence of the Closing.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE VOTING STOCKHOLDERS

The Voting Stockholders hereby represent and warrant, severally, as applicable to such Voting Stockholder and not jointly, to Parent and Merger Sub as follows as of the date of this Agreement and as of the Closing Date:

5.1.          Authorization of Transaction.

5.1(a)      The applicable Voting Stockholder has full power and authority to execute and deliver this Agreement and to perform all obligations hereunder required to be performed by such Voting Stockholder.  This Agreement constitutes the valid and legally binding obligation of the applicable Voting Stockholder, enforceable in accordance with its terms and conditions (subject to the Enforceability Exceptions).  Mr. Beach is a natural person over twenty-one (21) years of age who is domiciled in the State of Nevada.  ComVest is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.1(b)      The applicable Voting Stockholder has not had a legal representative appointed by a court of law or otherwise to act on behalf of such Voting Stockholder, or with respect to any property of such Voting Stockholder.  Except for the filing of any Notification and Report Form pursuant to the HSR Act, if applicable, the applicable Voting Stockholder is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

5.1(c)      ComVest has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action and no other limited liability company proceeding on the part of ComVest is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by ComVest and, assuming the due authorization, execution and delivery thereof by Mr. Beach, the Company, Parent and Merger Sub, constitutes the legal, valid and binding obligation of ComVest enforceable in accordance with its terms (subject to the Enforceability Exceptions).

5.2.          Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate ComVest’s Certificate of Formation or Limited Liability Company Agreement or equivalent organizational documents, in each case as amended or restated, (b) violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge or other restriction of any government, Governmental Entity, or court to which the applicable Voting Stockholder is subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the applicable Voting Stockholder is a party, by which the applicable Voting Stockholder is bound or to which any Assets of the applicable Voting Stockholder are subject.

5.3.          Investment Bankers’ Fees.  Except as set forth on Schedule 4.11, the applicable Voting Stockholder has no Liability or obligation to pay any fees or commissions to any investment banker, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

5.4.          Company Shares.  ComVest holds of record and owns beneficially all the outstanding shares of Series A Preferred Stock of the Company as set forth on Schedule 5.4.  Mr.

Beach holds of record and owns beneficially all the outstanding shares of Class A Common Stock of the Company as set forth on Schedule 5.4.  The applicable Voting Stockholder owns his or its respective shares of Company Stock (and any other Securities) free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and as set forth on Schedule 5.4), Encumbrances, Security Interests, options, warrants, purchase rights, contracts, commitments and/or other rights whatsoever.  Except as set forth in Schedule 5.4, the applicable Voting Stockholder is not a party to any option, warrant, purchase right or other contract or commitment whatsoever that could require the applicable Voting Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement).  Except as set forth in Schedule 5.4, the applicable Voting Stockholder is not a party to any voting trust, proxy, voting rights agreement or other agreement or understanding with respect to the voting of any capital stock of the Company.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company and the Voting Stockholders that:

6.1.          Organization and Qualification.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and each of Parent and Merger Sub is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.2.          Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of Parent or Merger Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the Voting Stockholders and the Company, constitutes the legal, valid and binding obligations of Parent and Merger Sub enforceable in accordance with its terms (subject to the Enforceability Exceptions).

6.3.          No Conflict; Required Filings and Consents.

6.3(a)      The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to Parent or Merger

Sub or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien or Encumbrance on, any of the properties or Assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound by or subject, except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or Liens or Encumbrances that would not have a Parent Material Adverse Effect.

6.3(b)      The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act and the Exchange Act, (ii) for the filing by Merger Sub of the Certificate of Merger in accordance with the DGCL, (iii) for filings of Notification and Report Forms pursuant to the HSR Act, if applicable, and appropriate filings under all other applicable Regulatory Laws, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Parent or Merger Sub from performing its obligations under this Agreement.

6.4.          Reports; Financial Statements.

6.4(a)      Parent is current in all forms, reports, statements and other documents required to be filed with the SEC (collectively, the “Parent SEC Reports”), except where the failure to be current would not have a Parent Material Adverse Effect.  The Parent SEC Reports, including all Parent SEC Reports filed after the date of this Agreement and prior to the Closing Date, were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports).  As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6.4(b)      Each of the financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports filed prior to, on or after the date of this Agreement (i) have been or will be prepared in accordance with, and complied or will comply as to form with, the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and (ii) fairly present or will fairly present the financial position of Parent as of the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

6.5.          Absence of Certain Changes or Events.  Except as and to the extent disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as contemplated in this

Agreement, since the end of the calendar period for which Parent filed its most recent Parent SEC Report, there has not been (a) a Parent Material Adverse Effect or (b) any significant change by Parent in its accounting methods, principles or practices.

6.6.          Ownership of Merger Sub.  All of the outstanding capital stock of Merger Sub is owned directly by Parent.

6.7.          Financing.  Parent has available funds, when combined with the funds obtained by Parent as a result of the credit facility provided for pursuant to the Financing Commitment, to deliver the Merger Consideration and consummate the Closing.  On or prior to the date hereof, Parent has delivered to the Company and the Voting Stockholders a true and complete copy of a debt commitment letter (as amended, restated, supplemented, or otherwise modified or replaced from time to time, the “Financing Commitment Letter”), dated as of October 18, 2010, which in the aggregate provides for debt financing of up to Four Hundred Twenty-Five Million ($425,000,000.00) for Parent (the “Financing Commitment”), of which approximately One Hundred Five Million ($105,000,000.00) would constitute a portion of the Merger Consideration to be paid to the Paying Agent and the Escrow Agent on the Closing Date.  To the Knowledge of Parent, the Financing Commitment has not been withdrawn and no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitment Letter by any party thereto.  Parent has no Knowledge of any facts or circumstances that are reasonably likely to result in (i) any of the conditions set forth in the Financing Commitment Letter not being satisfied or (ii) the funding to Parent contemplated in the Financing Commitment Letter not being made available to Parent.

6.8.          No Knowledge of Breach.  As of the date of this Agreement, neither Parent nor Merger Sub has any Knowledge of any breach by the Company or the Voting Stockholders of their respective representations, warranties, covenants or agreements pursuant to this Agreement.

6.9.          Limitation on Representations and Warranties.

6.9(a)      Neither Parent nor Merger Sub makes any other representation or warranty to the Company or the Voting Stockholders, or any of the Company’s or the Voting Stockholders’ employees, agents, consultants or representatives except as expressly provided in this Agreement.

6.9(b)      Neither Parent nor Merger Sub makes any representation or warranty to the Company or the Voting Stockholders regarding the probable success or profitability of Parent or Merger Sub.

ARTICLE 7: COVENANTS

7.1.          Affirmative Covenants of the Company.  The Company hereby covenants and agrees that, during the period from the date of this Agreement to the Effective Time, unless (a) otherwise expressly contemplated by this Agreement, (b) set forth in Schedule 7.1, or (c) otherwise consented to in writing by Parent, the Company will:

7.1(a)      operate only in the Ordinary Course of Business;

7.1(b)      use its commercially reasonable efforts to:

7.1(b)(i)                  preserve and/or maintain, in all material respects and consistent with past custom and practice, its business and properties, including its present operations, physical facilities, working conditions and relationships with its present employees and Persons having significant business relations with it, including, without limitation, suppliers, referral sources, payers and customers,

7.1(b)(ii)                 maintain and keep its properties and Assets in as good repair and condition as at present, ordinary wear and tear excepted,

7.1(b)(iii)                take the actions necessary to maintain and protect all Intellectual Property that is owned, licensed, or otherwise used by it,

7.1(b)(iv)                keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained, and

7.1(b)(v)                 at the reasonable request of Parent or Merger Sub, obtain pre-clearance certificates and file such instruments and documents as are necessary to permit the Merger;

7.1(c)      advise Parent and Merger Sub of any event the occurrence or non-occurrence of which, so far as the Company can reasonably foresee, could cause a breach of a representation or warranty or covenant or agreement of the Company or the Voting Stockholders contained herein or would reasonably be expected to have a Company Material Adverse Effect, would reasonably be expected to have a material adverse effect on the ability of the Company or the Voting Stockholders to perform their respective obligations under this Agreement or, following the Closing, could have a Parent Material Adverse Effect;

7.1(d)      cause each Security Holder holding Company Stock Options to exercise his, her or its Company Stock Options pursuant to Section 2.5(a)(i) by delivering to the Company cash or a promissory note in the amount of the exercise price of such Company Stock Options prior to the Closing Date, with the result that such Security Holders become stockholders of the Company; and

7.1(e)      cause each Security Holder holding Company Warrants to exercise his, her or its Company Warrants pursuant to Section 2.5(a)(ii) by delivering to the Company cash or a promissory note in the amount of the exercise price of such Company Warrants prior to the Closing Date, with the result that such Security Holders become stockholders of the Company.

7.2.          Negative Covenants of the Company. Except as expressly contemplated by this Agreement, as previously disclosed to Parent and Merger Sub in writing on Schedule 7.2, or as otherwise consented to in writing by Parent or Merger Sub, during the period from the date of this Agreement to the Effective Time, the Company shall not, directly or indirectly through any Affiliate or otherwise do any of the following:

7.2(a)      except for increases in compensation of no more than five percent (5%) of the applicable employee, director or executive officer’s base salary made in the Ordinary Course of Business, (i) increase the compensation payable to, or to become payable to, any employee, director or executive officer; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into, amend, modify or terminate any Employee Benefit Plan or arrangement except as may be required by applicable Law; or (iv) hire any person other than persons to replace existing employees who cease to be employed with the Company prior to the Closing, with such replacement persons being hired at the same total cost and salary as the former employee whom they are replacing;

7.2(b)      except as contemplated by Article 3 of this Agreement, declare or pay any dividend on or make any other distribution in respect of the outstanding shares of capital stock of the Company;

7.2(c)      except for the exercise of Company Stock Options and Company Warrants in accordance with Sections 2.5(a)(i) and 2.5(a)(ii), respectively, (i) redeem, purchase or otherwise acquire any shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for any shares of capital stock of the Company, or any options, warrants or conversion or other rights to acquire any shares of capital stock of the Company or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any shares of capital stock of the Company or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company;

7.2(d)      except with respect to the exercise of Company Stock Options and Company Warrants in accordance with Sections 2.5(a)(i) and 2.5(a)(ii), respectively, (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Security Interests, Liens, claims, pledges, limitations in voting rights, charges or other Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any other shares, or any rights, warrants or options to acquire, any such shares; and (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

7.2(e)      acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in, all or a portion of the assets of, or by any other manner, any corporation, limited liability company, partnership, association or other business, organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the Ordinary Course of Business) which are material, individually or in the aggregate, to the Company;

7.2(f)       sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its Assets outside the Ordinary Course of Business;

7.2(g)      propose or adopt any amendments to its Certificate of Incorporation or its Bylaws;

7.2(h)      (i) change any of its methods of accounting in effect on September 30, 2010 except as may be required by GAAP, or (ii) without Parent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, make or rescind any material election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, consent to any extension or waiver of the limitation period to any Tax claim or assessment, change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax Return for the taxable year ended December 31, 2009, or file any amended Tax Returns, or (iii) fail to timely file any Tax Return or Pay any Tax, except, in each case, as may be required by Law;

7.2(i)       enter into any Contract outside the Ordinary Course of Business;

7.2(j)       create, or permit the creation of, any Lien upon any Assets outside the Ordinary Course of Business;

7.2(k)      enter into any employment Contract or collective bargaining agreement, or modify the terms of any such existing Contract or agreement;

7.2(l)       make any capital expenditures other than in the Ordinary Course of Business which in the aggregate exceed One Hundred Thousand Dollars ($100,000.00), unless the Company has received the prior written consent of Parent;

7.2(m)     amend or renew, or enter into any Contract involving operations outside of the United States; or

7.2(n)      take or agree to take any action that would or is reasonably likely to result in any representations and warranties of the Company set forth in this Agreement being untrue or in any of the conditions to the Merger not being satisfied.

7.3.          Covenants of the Voting Stockholders. By his or its signature on the consent set forth on Exhibit G attached hereto (the “Voting Stockholder Consent”), each Voting Stockholder irrevocably (a) consents, in accordance with and pursuant to Section 228 of the DGCL, to (i) the Company’s execution, delivery and performance of this Agreement, (ii) the Merger, and (iii) any other transactions contemplated hereby; (b) agrees to vote or cause to be voted all of such Voting Stockholder’s Securities in favor of the transactions contemplated by this Agreement; (c) agrees not to vote in favor of any competing transaction; and (d) waives any notice of the transactions contemplated by this Agreement to which it may be entitled (collectively, “Stockholder Approval”).  No Voting Stockholder will assert any right under applicable Law or otherwise to object to the Merger, this Agreement or the transactions contemplated hereby, or to obtain an appraisal of any Securities owned by such Voting Stockholder under applicable Law or otherwise, and each Voting Stockholder hereby irrevocably waives any such rights of objection and appraisal.

7.4.          Covenants of Parent and Merger Sub. Except as expressly contemplated by this Agreement or otherwise consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, Parent and Merger Sub will not take or agree to take any action that would or is reasonably likely to result in any representations and warranties of Parent or Merger Sub set forth in this Agreement being untrue in any material respect or in any of the conditions to the Merger not being satisfied.

7.4(b)      Parent and Merger Sub hereby covenant and agree that, during the period from the date of this Agreement to the Effective Time, unless otherwise contemplated by this Agreement or as otherwise consented to in writing by the Company, Parent and Merger Sub will:

7.4(b)(i)                  at the reasonable request of the Company, obtain pre-clearance certificates and file such instruments and documents as are necessary to permit the Merger;

7.4(b)(ii) advise the Company of any event the occurrence or non-occurrence of which, so far as Parent or Merger Sub can reasonably foresee, could cause a breach of a representation or warranty or covenant or agreement of Parent or Merger Sub contained herein or would reasonably be expected to have a Parent Material Adverse Effect or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement; and

7.4(b)(iii)                use their commercially reasonable efforts, and shall cause their respective directors and officers to use their commercially reasonable efforts, to take all appropriate action and to do all things reasonably necessary, to obtain approval of (A) the execution, delivery and performance of this Agreement by Parent and Merger Sub, (B) the Merger, and (C) any other transactions contemplated hereby.

7.4(c)      Financing Commitment.

7.4(c)(i)                   Parent and Merger Sub will notify the Company promptly if, at any time prior to the Effective Time, (A) the Financing Commitment shall expire or be terminated for any reason and not be replaced within ten (10) business days in accordance with Section 7.4(c)(ii) below or, (B) any financing source that is a party to the Financing Commitment notifies Parent or Merger Sub in writing that such source no longer intends to provide financing to Parent or Merger Sub on the terms set forth therein and is not replaced with another financing source willing to provide such financing within ten (10) business days, unless Parent reasonably determines that the amount of financing to be provided by such financing source is not necessary to consummate the transactions contemplated by this Agreement.  Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries or Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including, without limitation, any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing that Parent reasonably expects to impair, delay or prevent Parent’s or Merger Sub’s obtaining of the financing contemplated by the Financing Commitment in an amount sufficient to consummate the transactions contemplated by this Agreement.  Neither Parent nor Merger Sub shall amend or alter, or agree to amend or alter, the Financing Commitment in any manner that would impair, delay or prevent the consummation of the transactions contemplated hereby without the prior written consent of the Company.

7.4(c)(ii)                  If the Financing Commitment shall be terminated or modified in a manner adverse to Parent or Merger Sub for any reason, Parent and Merger Sub shall use their commercially reasonable efforts to obtain, and will provide the Company with a copy of, a new financing commitment that provides for an amount sufficient to consummate the transactions contemplated by this Agreement, funding conditions no less favorable in any material respect than those included in the Financing Commitment as originally issued, and other terms and conditions the aggregate effect of which is not materially adverse to the ability of Parent or Merger Sub to consummate the transactions contemplated hereby in comparison with those terms and conditions contained in the Financing Commitment as originally issued.  Parent and Merger Sub shall accept any such new commitment letter satisfying the requirements of the immediately preceding sentence (or, if more than one such commitment letter becomes available, any one of such commitment letters in Parent’s discretion).

7.5.          Access and Information. The Company shall provide Parent, Merger Sub and their officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, the “Parent Representatives”), with all reasonable access, upon reasonable prior notice, to all officers, employees, accountants, customers and suppliers of the Company and, with respect to the Company and its officers, employees and accountants, to their assets, properties, Contracts, books, records and all such other information and data concerning the business and operations of the Company as Parent, Merger Sub or any of the Parent Representatives reasonably may request in connection with such investigation.

7.6.          Letters of Transmittal. The Company shall use its commercially reasonable efforts to obtain from each Security Holder and deliver to Parent, on or before the Closing Date, (a) a fully completed and duly executed Letter of Transmittal and (b) copies of all Certificates evidencing all shares of Company Stock held by such Security Holder; and the Company agrees to use its commercially reasonable efforts to deliver originals of all such Certificates to Parent within two (2) business days following Closing.

7.7.          Consideration Distribution Chart. The Company shall provide to Parent and Merger Sub, not later than two (2) business days prior to Closing, a chart detailing the intended distribution of Merger Consideration to each Security Holder.

ARTICLE 8: ADDITIONAL AGREEMENTS

8.1.          Appropriate Action; Consents; Filings.

8.1(a)      The Company, Parent and Merger Sub shall each use its commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or Orders required to be obtained or made by Parent, Merger Sub, the Voting Stockholders, or the

Company in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger; (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (A) the federal securities laws and the rules and regulations thereunder, if any, and any other applicable federal or state securities laws, and (B) any other applicable Law; provided that Parent, Merger Sub and the Company shall provide reasonable cooperation to each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  The Company, the Voting Stockholders, Parent and Merger Sub shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

8.1(b)      In furtherance and not in limitation of the foregoing, each party hereto agrees to use commercially reasonable efforts to make or cause to be made appropriate filings of Notification and Report Forms pursuant to the HSR Act, if applicable, and appropriate filings under all other applicable Regulatory Laws with respect to the transactions contemplated hereby on or before the tenth (10th) business day after the date of this Agreement.  The parties shall use their respective commercially reasonable efforts and cooperate to (i) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, if applicable, and any other applicable Regulatory Laws and (ii) subject to Section 8.1(d), take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act, if applicable, and any other applicable Regulatory Laws as soon as practicable.

8.1(c)      In connection with this Section 8.1, the parties hereto shall, to the extent permitted by applicable Law, (i) reasonably cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby, (iii) permit the other party to review any communication given by it to the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, provided that the parties shall not be required to provide to each other material related to a party’s valuation of any of the proposed transactions, and (iv) consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or any other Governmental Entity or Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case, regarding any of the transactions contemplated hereby.  Notwithstanding anything to the contrary in this Agreement, Parent shall have the right to direct all matters, proceedings or negotiations with any Governmental Entity or other Person regarding any of the transactions contemplated hereby, provided that it shall cooperate with the Company to permit the Company a reasonable opportunity to comment on and participate in matters directly related to the Company.

8.1(d)      Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or Parent or any of their Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by the Company or any of its Affiliates of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any changes to (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of the ability of the Company or Parent or any of their Affiliates to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interest therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation.  With regard to any Governmental Entity or any proceeding by a private party regarding any of the transactions contemplated hereby, neither Company or any of its Affiliates, without Parent’s advance written consent, shall discuss or commit to any divestiture or consent decree, discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that would limit Parent’s freedom of action with respect to the Company and its Affiliates after the Effective Time, Parent’s ability to retain any assets, licenses, operations, rights, product lines, businesses or interest therein of the Company and its Affiliates or Parent’s ability to receive the full benefits of this Agreement.

8.1(e)      Notices and Consents.

8.1(e)(i)                   Each of the Company, Parent and Merger Sub shall give any notices to third parties, and use its commercially reasonable efforts to obtain any third party consents (a) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (b) disclosed or required to be disclosed in the schedules contained herein, (c) otherwise required under any Contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated herein or (d) required to prevent a Company Material Adverse Effect from occurring prior to or after the Closing Date or a Parent Material Adverse Effect from occurring prior to, on or after the Closing Date.

8.1(e)(ii)                  In the event that any party shall fail to obtain any third party consent described in Section 8.1(e)(i) above, such party shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company, Parent and Merger Sub and their respective businesses resulting, or which could reasonably be expected to result after the Closing Date, from the failure to obtain such consent.

8.2.          Employee Matters.

8.2(a)      All employees of the Company Group as of the date of this Agreement who remain employees of Parent or the Surviving Corporation after the Closing Date are referred to as “Continuing Business Employees.”

8.2(b)      Any bonuses earned by a Continuing Business Employee for the fiscal year ending December 31, 2010 pursuant to the Company’s 2010 Bonus Plan approved by the board of directors of the Company and attached to Schedule 8.2(b), shall be paid by Parent or the Surviving Corporation, as applicable, promptly after the completion of the audit of the financial statements for 2010, but no later than March 15, 2011.

8.2(c)      Parent shall take all actions required so that eligible Continuing Business Employees shall receive credit for purposes of participation, vesting and benefit accrual purposes (but not to the extent crediting such service would result in duplication of benefits) under any employee benefit plans, programs or arrangements sponsored by Parent or an Affiliate of Parent to the extent credited under an analogous plan, program or arrangement of the Company Group as of the Closing Date.  To the extent that Parent or an Affiliate of Parent modifies any coverage or benefit plans under which the Continuing Business Employees participate, Parent shall (or shall cause such Affiliate to) waive any applicable waiting period, pre-existing conditions or actively-at-work requirements and shall give such Continuing Business Employees credit under the new coverage or benefit plans for deductibles, co-payments and out-of-pocket payments that have been paid during the plan year in which the Closing occurs.

8.2(d)      Subject to the consummation of the Merger, on or before the later of (i) the date that is one hundred twenty-two (122) calendar days after the Effective Time and (ii) April 1, 2011, Parent or an Affiliate of Parent shall take all actions necessary to permit the Continuing Business Employees to participate in Parent’s or such Affiliate’s (as applicable) 401(k) profit sharing plan.  On that same date, the Company shall cause the active participation by the Continuing Business Employees in the Company’s 401(k) profit sharing plan (the “Company 401(k) Plan”) to cease.  If and to the extent permitted by Section 401(k) of the Code and the regulations thereunder and the terms of the Company 401(k) Plan, Continuing Business Employees who have account balances under the Company 401(k) Plan will be eligible to receive distributions from, or to rollover, their accounts in the Company 401(k) Plan into Parent’s or such Affiliate’s, as applicable, 401(k) profit sharing plan, or, subject to their elections, into one or more individual retirement accounts.

8.2(e)      No Continuing Business Employee or any dependent or beneficiary thereof is an intended third-party beneficiary of this Section 8.2, and no such individual shall have any right to enforce the provisions of this Section 8.2.

8.3.          Leases/Landlord Approvals. Prior to or as of the Closing Date, the Company shall use its commercially reasonable efforts to cause the landlords with respect to the following locations to issue their respective written consents, if necessary, to the transactions contemplated hereby, as applicable, without any charge or cost and without any material change in the terms of the applicable lease or other arrangement previously existing between such party and the Company, except to the extent such change is required by Parent or Merger Sub, as applicable, or to cause the landlords with respect to the following locations to continue to lease such premises to the Company from and after the Closing, together with such other terms and conditions as contained in the forms of leases and/or landlord certificates attached hereto as Exhibit D-1 and Exhibit D-2, respectively: (a) 4850 Joule Street, Unit A-1, Reno, Nevada 89502 and (b) 4850 Joule Street, Unit A-7, Reno, Nevada 89502 (collectively, the “Landlord Certificates”).

8.4.          Confidentiality; Public Announcements. From the date hereof through the Effective Time, the parties hereto agree not to make public any of the terms of this Agreement, the Merger, all other transactions contemplated hereunder and all other Exhibits executed in connection herewith, unless otherwise required by law, regulation, rule, judicial Order or a directive from the SEC or the New York Stock Exchange or unless in connection with an alleged or actual violation of the terms of Section 5 or Section 6 of the Employment Agreements and/or the terms of the Non-Competition Agreements. Notwithstanding the foregoing, the parties hereto agree that (a) Parent shall publicly announce its entry into this Agreement through a press release issued after the close of the trading markets on the date hereof and a Form 8-K filed with the SEC; (b) a draft of the press release and the Form 8-K shall be provided for the Company’s review prior to the issuance and filing thereof; (c) after the issuance of the press release, the Company shall be permitted to communicate with its customers, employees and suppliers concerning the existence of this Agreement; and (d) except as otherwise mutually agreed by the parties, prior to the issuance of the press release, only Parent may make any public announcement of the existence of this Agreement and/or the transactions contemplated hereby, including but not limited to the Merger.

8.5.          Tail Insurance. If deemed advisable or necessary by Parent to protect Parent and Merger Sub, at Parent’s sole cost and expense, the Company and the Voting Stockholders shall cooperate with Parent in obtaining a Discontinued Products and Operations Coverage policy covering professional liability and products and completed operations liability, as well as general liability exposure, to cover claims based on any services rendered or products provided by the Company prior to or on the Closing Date but that are reported or made on or subsequent to the Closing Date, with such policy to provide coverage consistent with the Company’s current policies, but with the limits of such policy being no less than Two Million Dollars ($2,000,000.00) in coverage per occurrence and Four Million Dollars ($4,000,000.00) in coverage in the aggregate (“Tail Insurance”).  The Company and each Voting Stockholder acknowledges that (i) Parent and Merger Sub make no representation or warranty as to whether Tail Insurance is required to cover claims against the Company based on any services rendered or products provided by the Company prior to or on the Closing Date; and (ii) the Company and the Voting Stockholders are responsible for making their own determination as to whether, in the absence of Tail Insurance, any such claims against the Company will be covered by the pre-existing policies of the Company.  In addition, Parent shall obtain, and the Company shall cooperate with Parent in obtaining, at Parent’s expense, employment practices, professional liability, and directors and officers liability insurance coverage to cover the six (6) years subsequent to the Closing Date, with such policy to provide coverage consistent with the Company’s current policies.  Evidence of such insurance is attached hereto as Schedule 8.5.

8.6.          Tax Treatment. The parties to this Agreement agree that they will treat the Merger as a purchase of Company Stock: (a) for federal and state income Tax purposes and (b) for sales and use, transfer and any other Tax purposes, unless otherwise required by Law.

8.7.          Additional Tax Matters.

8.7(a)      Tax Returns.

8.7(a)(i)                   The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed, at the Surviving Corporation’s cost and expense, all Tax Returns of the Company Group, other than Tax Returns for the Company Group described in Section 8.7(a)(ii) below, which are filed after the Closing Date.  The Surviving Corporation shall provide Stockholder Representatives with a draft copy of any such income, franchise or privilege Tax Returns showing a Tax liability (before application of estimated Tax payments) of Ten Thousand Dollars ($10,000.00) or more at least fifteen (15) days prior to the due date thereof, shall permit Stockholder Representatives to review and comment on such Tax Returns prior to filing, and shall make such revisions to such Tax Returns reasonably requested, on a timely basis, by Stockholder Representatives.  The Surviving Corporation shall then file or cause to be filed such Tax Returns.  For purposes of this Section 8.7(a)(i), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, wages or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Taxes based upon or related to income, wages or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting.  Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date.

8.7(a)(ii)                  The Surviving Corporation shall prepare or cause to be prepared, at the Surviving Corporation’s cost and expense, all income and franchise Tax Returns for the Company Group (and each member thereof) (including, without limitation, the Company’s Group Consolidated federal Form 1120, U.S. Corporation Income Tax Return for a C Corporation, and any related consolidated or combined state income or franchise Tax Return(s)) for all periods ending on or prior to the Closing, including, without limitation, the income and franchise Tax Return(s) for the Company Group (or any member thereof) for the fiscal year or portion thereof in which the Closing occurs (“Final Tax Return”), on or before March 15, 2011.  The Surviving Corporation shall provide Stockholder Representatives with a draft copy of such income, franchise or privilege Tax Returns showing a Tax liability (before application of estimated Tax payments) of Ten Thousand Dollars ($10,000.00) or more at least fifteen (15) days prior to the due date thereof, shall permit Stockholder Representative to review and comment on such Tax Returns (including but not limited to the Final Tax Return described in the preceding sentence) prior to filing, and shall make such revisions to such Tax Returns reasonably requested, on a timely basis, by Stockholder Representatives.  The Surviving Corporation shall then file or cause to be filed such Tax Returns.

8.7(a)(iii)                 Parent shall prepare or cause to be prepared and file or cause to be filed, at Parent’s cost and expense, any Tax Returns for the Company for all periods beginning after the Closing Date.

8.7(a)(iv)                Stockholder Representatives and the Company agree to cooperate with Parent’s Tax Department in its compliance with all SEC and IRS disclosure and reporting requirements, including the identification, quantification, and documentation of all Tax reserves in accordance with FIN 48 and Statement of Financial Accounting Standards No. 5 (“FAS 5”) financial reporting guidance, and “Reportable Transactions,” as defined in Treasury Regulations Section 1.6011-4 and uncertain tax positions as defined by IRS announcements, if any, on its annual income tax filings, as required under federal and state tax law.  The Voting Stockholders and the Company shall turn over all workpapers, documents, records and information documenting potential Tax exposure and Reportable Transactions that are or should be in their possession, including positions taken and anticipated likelihood of success.

8.7(a)(v)                 On or prior to the fifth (5th) business day after the date of this Agreement, the Company shall request from the IRS one or more IRS Letters 147C, dated no earlier than the date of this Agreement, validating the Company’s employer identification number and the Company Subsidiary’s employer identification number.  The Company shall deliver such request and such IRS Letters 147C to Parent promptly upon submission and receipt.

8.7(a)(vi)                The Company Group (and each member thereof) shall: (i) timely file or caused to be timely filed all Tax Returns required to be filed by any of its members on or before the Closing Date and all such Tax Returns shall be prepared in a manner consistent with past practice to the extent permitted by applicable Law, (ii) timely pay all Taxes required to be paid on or before the Closing Date; and (iii) promptly notify Parent of any income, franchise or similar Tax Claim, investigation or audit pending against or with respect to any member of the Company Group in respect of any Tax liability or matter (or any significant developments with respect to ongoing Tax matters).

8.7(a)(vii)               Notwithstanding anything to the contrary in this Agreement, Parent and Security Holders shall each pay fifty percent (50%) of all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) arising from the transactions contemplated by this Agreement.

8.7(b)      Cooperation on Tax Matters.

8.7(b)(i)                  Parent and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 8.7 and any audit, appeal, litigation or other proceeding with respect to Taxes.  Neither the Company nor Stockholder Representatives shall settle any such audit, appeal, litigation or other proceeding or any Tax assessment or proposed Tax assessment resulting from any of such proceedings without the prior written consent of Parent which shall not be unreasonably withheld, conditioned or delayed.  The parties’ cooperation shall include the retention and (upon the other party’s reasonable request) the provision of records and information, to the extent the Company and Stockholder Representatives have not already turned over such records and information to Parent pursuant to Section 8.7(c), which are reasonably relevant to any such audit, appeal, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and Stockholder Representatives agree to provide Parent upon Closing with all books, records, correspondence, and agreements with respect to Tax matters pertinent to the Company relating to any taxable period before Closing (including any extensions thereof) as to which the statute of limitations has not expired and warrant that no such books, records, correspondence or agreements have been transferred, destroyed or discarded and that the Company and Stockholder Representatives have abided by all record retention agreements, if any, entered into with any taxing authority.

8.7(b)(ii)                 Parent and Stockholder Representatives further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

8.7(c)      On or prior to the Closing Date, the Company and Stockholder Representatives shall provide to Parent (or leave at the premises at 4850 Joule Street, Unit A-1, Reno, Nevada 89502) all workpapers, documents, records and information used in connection with or which support the completion of all Tax Returns for the Company for taxable periods ended on or after December 31, 2004, as well as all original invoices or copies thereof in the possession of the Company memorializing the purchase of Assets (and other documentation of any type memorializing the incurrence and payment of any and all Taxes on the purchase of such Assets) in connection with the purchase by the Company or Stockholder Representatives, as the case may be, of all Assets used in the Company’s operations.

8.7(d)      On or prior to the Closing Date, the Company and Stockholder Representatives shall provide to Parent (or leave at the premises at 4850 Joule Street, Unit A-1, Reno, Nevada 89502) the following information with respect to the Company Group, as of the most recent practicable date: (i) the original and adjusted tax basis of each member of the Company Group in its respective Assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to each member of the Company Group and corresponding GAAP valuation allowances as needed; and (iii) the amount of any inter-company items or any deferred gain or loss allocable to any member of the Company Group with respect to any inter-company transaction.

8.7(e)      Each member of the Company Group shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification, or similar Contracts in effect on the Closing Date with respect to or involving any member of the Company Group.

8.7(f)       Stockholder Representatives shall deliver a properly executed statement in form and substance reasonably acceptable to Parent, to the effect that no member of the Company Group is a “United States real property holding corporation” under Section 897 of the Code, and containing all such other information as is required to comply with the requirements of such Section for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3).

8.8.          Stockholder Representatives.

8.8(a)      As used herein, the term “Stockholder Representatives” shall mean (i) ComVest, or its successors, assigns or designees and (ii) Mr. Beach, or his heirs, successors, assigns or designees, in either case, as such may be designated from time to time upon notice given to the Company, Parent and Merger Sub. The Company, Parent and Merger Sub shall be entitled to rely conclusively upon any action or inaction by Stockholder Representatives as being fully authorized and approved by and irrevocably binding upon all Security Holders who have executed a Letter of Transmittal notwithstanding any assertion by any such Security Holder to the contrary, it being the purpose and intent of this Section 8.8 that Parent, Merger Sub and the Company shall be entitled to treat Stockholder Representatives as if such persons were the sole selling stockholders of all of the Securities.  All notices to be sent to Security Holders pursuant to this Agreement may be addressed to Stockholder Representatives, and any notice so sent in accordance with Section 12.1(b) shall be deemed notice to all Security Holders.

8.8(b)      Each Stockholder Representative hereby represents and warrants, severally and not jointly, to the Company, Parent and Merger Sub as follows:

8.8(b)(i)            Appointment.  Each Security Holder has irrevocably appointed Stockholder Representatives as such Security Holder’s representatives, attorneys-in-fact and agents, with full power of substitution to act in the name, place and stead of such Security Holder in accordance with the terms of this Agreement and to act on behalf of such Security Holder in any amendment of or action involving this Agreement, including defending, negotiating, settling or otherwise dealing with claims under Article 10, and to do or refrain from doing all such further acts and things, and to execute all such documents, as Stockholder Representatives shall deem necessary or appropriate in conjunction with any of the transactions contemplated hereby, including the power:

8.8(b)(i)(A)                  to execute and deliver, and administer all matters pertaining to performance under, the Escrow Agreement and the Working Capital Escrow Agreement; and

8.8(b)(i)(B)                   to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Company to consummate the transactions contemplated by this Agreement, the Escrow Agreement and the Working Capital Escrow Agreement; and

8.8(b)(i)(C)                   to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated hereby and by the Escrow Agreement and the Working Capital Escrow Agreement (it being understood that such Security Holder shall execute and deliver any such documents that Stockholder Representatives designate and agree to execute); and

8.8(b)(i)(D)                   to give and receive all notices and communications to be given or received under this Agreement, the Escrow Agreement and the Working Capital Escrow Agreement, and to receive service of process in connection with any claims under this Agreement, the Escrow Agreement and the Working Capital Escrow Agreement and the transactions contemplated hereby and thereby; and

8.8(b)(i)(E)                   to take all actions that, under this Agreement, the Escrow Agreement and the Working Capital Escrow Agreement and the transactions contemplated hereby and thereby, may be taken by Security Holders or any of them individually (or Stockholder Representatives) and to do or refrain from doing any further act or deed on behalf of such Security Holder that Stockholder Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement, the Escrow Agreement and the Working Capital Escrow Agreement, and the transactions contemplated hereby and thereby as fully and completely as such Security Holder could do if personally present.

8.8(b)(ii)                 Indemnity.  Prior to Closing, Stockholder Representatives will use their reasonable best efforts to obtain the agreement of Security Holders, in accordance with their respective pro rata equity interests in the Company, to indemnify Stockholder Representatives for, and to hold Stockholder Representatives harmless against, any loss, liability or expense (including reasonable attorneys’ fees and expenses) incurred without willful misconduct on the part of Stockholder Representatives arising out of or in connection with either Stockholder Representative exercising his or its rights or performing his or its duties under this Agreement, the Escrow Agreement or the Working Capital Escrow Agreement and the transactions contemplated hereby and thereby, including costs and expenses of successfully defending Stockholder Representatives against any claim of liability with respect thereto.  Without limiting any direct right of recovery against Security Holders for indemnification, such indemnification agreements shall entitle Stockholder Representatives to indemnification or recoupment from and right of set off against, any funds, shares of Parent Stock, or letter of credit remaining in the Escrow Account to be distributed to Security Holders after satisfaction of any claims pursuant to Section 10.6.  Stockholder Representatives may consult with counsel of their own choice and shall have full and complete authorization and protection for any action taken and suffered by them in good faith and pursuant to the opinion of such counsel.

8.8(c)      Stockholder Representatives shall have no liability to any Security Holder with respect to actions or omissions in their capacities as Stockholder Representatives, except to the extent that such actions or omissions are in bad faith or constitute willful misconduct.  Stockholder Representatives shall be fully protected against Security Holders in relying upon any written notice, demand, certificate or document that he or it believes in good faith to be genuine (including facsimiles thereof).

8.8(d)      A mutual decision, act, consent or instruction of Stockholder Representatives shall constitute a decision of all Security Holders and shall be final, binding and conclusive upon each Security Holder.  In the event that a mutual decision, act, consent or instruction of Stockholder Representatives is not provided within thirty (30) days of Parent’s request for any decision, act, consent or instruction of Stockholder Representatives, the matter at issue shall be finally determined, as soon as reasonably practicable, by approval of the holders of a majority of the economic interest represented by all of the individuals or entities who were Security Holders immediately prior to the Effective Time.

ARTICLE 9: CLOSING CONDITIONS

9.1.          Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, by the party whose rights are affected, to the extent permitted by applicable Law:

9.1(a)      No Order.  No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

9.1(b)      Consents and Approvals.  All material consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all required Governmental Entities.

9.1(c)      Third Party Consents and Waivers.  All consents and waivers, in form and substance reasonably satisfactory to Parent and Merger Sub, in respect of the contracts or agreements set forth on Schedule 4.5 shall have obtained.

9.1(d)      Landlord Certificates.  The landlord of the Company’s locations listed in Section 8.3 shall have executed and delivered to Parent and Merger Sub the Landlord Certificates in the forms attached hereto as Exhibit D-1 and Exhibit D-2.

9.1(e)      HSR Act and Other Regulatory Approvals.  All waiting periods applicable to the Merger under the HSR Act shall have expired or been terminated, and all actions by or in respect of, or filings with, any Governmental Entity under any other Regulatory Law that are required to permit the consummation of the Merger shall have been taken, made or obtained.

9.1(f)       Escrow Agreements and Paying Agent Agreement.  The respective parties thereto shall have executed and delivered the Escrow Agreement in substantially the form attached hereto as Exhibit F-1, the Working Capital Escrow Agreement in substantially the form attached hereto as Exhibit F-2, and the Paying Agent Agreement.

9.2.          Additional Conditions to Obligations of Parent and/or Merger Sub. The obligations of Parent and/or Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the satisfaction at or prior to the Effective Time of each of the following conditions, each of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Parent or Merger Sub:

9.2(a)      Representations and Warranties of the Company.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made and on and as of the Closing Date, as if made on and as of such date except where the failure to be so true and correct, individually or in the aggregate, would not have a Company Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Company Material Adverse Effect.  Parent or Merger Sub shall have received a certificate of the President of the Company to such effect.

9.2(b)      Representations and Warranties of the Voting Stockholders.  Each of the representations and warranties of the Voting Stockholders contained in this Agreement shall be true and correct when made and on and as of the Closing Date, as if made on and as of such date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.  Parent or Merger Sub shall have received a certificate of the Voting Stockholders to such effect.

9.2(c)      Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.  Parent or Merger Sub shall have received a certificate of the President or Chief Financial Officer of the Company to that effect.

9.2(d)      Company Material Adverse Effect.  The Company shall not have become subject to any action or event which resulted in or may likely result in a Company Material Adverse Effect.

9.2(e)      UCC Forms.  The Company shall deliver to Parent and Merger Sub such UCC forms as may be reasonably necessary in the opinion of the counsel for Parent and Merger Sub to evidence that all the Securities and Assets of the Company are free and clear of any Liens.

9.2(f)       Financing.  All of the conditions precedent to the consummation of the funding with respect to the Financing Commitment, whether or not discussed in the Financing Commitment Letter, shall have been satisfied or waived (where the waiver is by those Persons required to provide such waiver pursuant to such Financing Commitment).

9.2(g)      Exercise of Company Stock Options and Company Warrants. Parent and Merger Sub shall have received from the Company copies or originals of such documentation that, in Parent and Merger Sub’s sole discretion, satisfactorily evidences the full and final exercise of each Company Stock Option and Company Warrant and receipt by the Former Stock and Warrant Holders of shares of Company Stock in exchange therefor.

9.2(h)      Termination of the Company’s Revolving Line of Credit.  The Company shall have terminated and satisfied all obligations under (i) that certain Amended and Restated Revolving Line of Credit Loan Agreement, dated as of March 8, 2010, between Bank of America, N.A., the Company, and the Company Subsidiary, (ii) that certain Amended and Restated Revolving Line of Credit Promissory Note, dated March 8, 2010, payable by the Company and the Company Subsidiary to Bank of America, N.A., in the original principal amount of $18,000,000.00, and (iii) that certain Security Agreement, dated as of March 8, 2010, by the Company and the Company Subsidiary in favor of Bank of America, N.A., and shall have delivered to Parent evidence of such termination and satisfaction reasonably satisfactory to Parent.

9.3.          Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, each of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Company:

9.3(a)      Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct when made and on and as of the Closing Date as if made on and as of such date, except where the failure to be so true and correct, individually or in the aggregate, would not have a Parent Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a Parent Material Adverse Effect.  Solely for purposes of this Section 9.3(a) and in determining compliance with the conditions set forth herein, any representation and warranty made by Parent in this Agreement shall be read and interpreted as if any qualification stated therein with respect to materiality or Parent Material Adverse Effect were not contained therein.  The Company shall have received a certificate of the Presidents of Parent and Merger Sub to such effect.

9.3(b)      Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Closing Date.  The Company shall have received a certificate of the Presidents of Parent and Merger Sub to that effect.

9.3(c)      Parent Material Adverse Effect.  Parent shall not have become subject to any action or event which resulted in or may likely result in a Parent Material Adverse Effect.

ARTICLE 10: TERMINATION, AMENDMENT, WAIVER AND INDEMNIFICATION

10.1.        Termination. This Agreement may be terminated at any time prior to the Closing Date:

10.1(a)    by mutual consent of Parent or Merger Sub and the Company; or

10.1(b)    by Parent or Merger Sub, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or the Voting Stockholders as set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 9.1 or Section 9.2 and is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by the Company of notice of such breach from Parent; or

10.1(c)    by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub as set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 9.1 or Section 9.3 and is incapable of being cured or, if capable of being cured, shall not have been cured within 30 days following receipt by Parent of notice of such breach from the Company; or

10.1(d)    by any of Parent, Merger Sub or the Company, if there shall be any final Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Merger; or

10.1(e)    by Parent or the Company if the Closing has not occurred on or before December 31, 2010, provided that the terminating party has not committed a material breach of any of its representations, warranties, covenants or agreements which was the primary cause of such failure to close; or

10.1(f)     by the Company if Parent fails to obtain the financing contemplated by the Financing Commitment to permit the Closing to occur by December 22, 2010.

10.2.        Investigation. Notwithstanding any of the foregoing, the right of any party hereto to terminate this Agreement pursuant to Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

10.3.        Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

10.4.        Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.5.        Fees, Expenses and Other Payments.

10.5(a)    Except as set forth in Section 2.1, whether or not the Merger is consummated, Parent, Merger Sub, the Voting Stockholders and the Company each shall bear its and their own respective costs and expenses which are incurred in connection with the preparation, negotiation and performance of this Agreement (including the certificates, schedules and Exhibits executed or drafted in connection with this Agreement and any prior memorandum of understanding or letter of intent relating hereto) and the transactions contemplated hereby, including all fees and commissions of brokers, finders, and investment bankers and all due diligence expenses and fees and expenses of agents, representatives, counsel and accountants.  For clarification purposes, the parties agree that (a) Parent shall be responsible for the legal fees and costs of Foley & Lardner LLP, and (b) except as set forth in Section 2.1, the Company, prior to Closing, or the Security Holders, as applicable, shall be responsible for the legal fees and costs of Stinson Morrison Hecker LLP and Akerman Senterfitt LLP, and the fees and expenses of Morgan Joseph & Company, Inc., the investment banker to the Company, in connection with the preparation, negotiation and performance of this Agreement (including the certificates, schedules and Exhibits executed or drafted in connection with this Agreement and any prior memorandum of understanding, term sheet or letter of intent relating hereto) and the transactions contemplated hereby, and all such legal fees and costs of Stinson Morrison Hecker LLP and Akerman Senterfitt LLP and all fees and commissions of any other brokers, finders, and investment bankers and all due diligence expenses and fees and expenses of agents, representatives, counsel and accountants of or for the Company or the Security Holders (collectively, the “Company Expenses”) shall not, under any circumstances, remain Liabilities of the Company (or the Surviving Corporation) following the Closing.  Notwithstanding anything contained herein to the contrary, all filing fees paid in connection with this Agreement or the Merger in respect of (a) any HSR Act filing made by Parent and each ultimate parent entity of the Company prior to Closing shall be paid by Parent (prior to Closing) and (b) any other filing by Parent and the Company pursuant to a Regulatory Law shall be shared equally by Parent and the Company (prior to Closing).  To the extent there are any Company Expenses following Closing that are not satisfied by the payment of the Company Expenses out of the Merger Consideration as set forth in Section 2.1, Security Holders shall be solely responsible for such Company Expenses.

10.5(b)    Termination Fee.

10.5(b)(i)                If Parent terminates this Agreement pursuant to Section 10.1(b) and, in any such case, (A) all of the conditions to the Company’s obligations to consummate the Closing under Section 9.1 and Section 9.3 have been satisfied (other than such conditions that by their nature are to be satisfied by or on the Closing Date and which have been satisfied prior to or on the Closing Date), and (B) Parent has obtained the financing contemplated by the Financing Commitment to permit the Closing to occur by December 22, 2010, the parties agree that Parent shall have suffered a loss and value to Parent of an incalculable nature and amount, unrecoverable in law, and the Company shall pay to Parent a one-time break-up fee in the nature of liquidated damages of One Million Five Hundred Thousand Dollars ($1,500,000.00) as Parent’s sole and exclusive remedy for such termination.

10.5(b)(ii)               If the Company terminates this Agreement pursuant to Section 10.1(c) and, in any such case, all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Closing under Section 9.1 and Section 9.2 have been satisfied (other than such conditions that by their nature are to be satisfied by or on the Closing Date and which have been satisfied prior to or on the Closing Date), the parties agree that the Company shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in law, and Parent shall pay to the Company a one-time break-up fee in the nature of liquidated damages of One Million Five Hundred Thousand Dollars ($1,500,000.00) as the Company’s sole and exclusive remedy for such termination.

10.5(b)(iii)              If the Company terminates this Agreement pursuant to Section 10.1(f) or if Parent terminates this Agreement, in each case, due to the failure of Parent to obtain the financing contemplated by the Financing Commitment to permit the Closing to occur by December 22, 2010, and, in any such case, all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Closing under Section 9.1 and Section 9.2 (except Section 9.2(f)) have been satisfied (other than such conditions that by their nature are to be satisfied by or on the Closing Date, in which case have been satisfied prior to or on the Closing Date), the parties agree that the Company shall have suffered a loss and value to the Company of an incalculable nature and amount, unrecoverable in law, and Parent shall pay to the Company a one-time break-up fee in the nature of liquidated damages of One Million Five Hundred Thousand Dollars ($1,500,000.00) as the Company’s sole and exclusive remedy for such termination.

10.5(b)(iv)              Any break-up fee due pursuant to this Section 10.5(b) (the “Termination Fee”) shall be paid in cash or other immediately payable funds by wire transfer no later than two (2) business days after the termination to an account designated by the party due such Termination Fee.  The obligation of Parent or Company to pay a Termination Fee shall survive any termination of this Agreement pursuant to Section 10.1 and shall not preclude any equitable remedies or injunctive relief sought by a party to compel the Closing to occur.

10.6.        Indemnification.

10.6(a)    General.  Subject to the remainder of this Section 10.6 (including but not limited to Section 10.6(g)), Security Holders, severally but not jointly, shall indemnify and defend each of Parent and the Surviving Corporation, and hold them harmless, from and against any Loss resulting from or arising out of any: (i) breach of any representation or warranty or covenant or agreement of the Company or any of the Voting Stockholders contained herein; provided, however, that the applicable Voting Stockholder shall be solely responsible for indemnification for any of its breaches; or (ii) Losses with respect to third party claims under Section 10.6(d) arising from facts, events, conditions or circumstances existing on or before the Closing Date.

10.6(b)    Tax Indemnification.  Notwithstanding the foregoing and without duplication, Security Holders, severally but not jointly, shall indemnify and defend each of Parent and the Surviving Corporation, and hold them harmless, from and against any Loss resulting from or arising out of (i) any Taxes imposed on any member of the Company Group attributable to any taxable period that commences prior to the Effective Time (except for Taxes properly accrued on the September 30, 2010 Balance Sheet, as adjusted for Taxes accrued since September 30, 2010 in the Ordinary Course of Business), (ii) any Transfer Taxes for which Parent is not liable pursuant to Section 8.7(a)(vii), and (iii) any breach of any representation, warranty, covenant or agreement in Section 4.12 or Section 8.7.

10.6(c)    Notification of Claims; Mitigation.

10.6(c)(i)                 Parent shall promptly notify Stockholder Representatives in writing of any (i) breach of any representation, warranty, covenant or agreement of the Company or the Voting Stockholders contained herein that would give rise to a claim for indemnification under Section 10.6(a) or (ii) Loss giving rise to a claim for indemnification under Section

10.6(b), providing reasonably detailed support for each such claim, so that Stockholder Representatives can reasonably evaluate the merits of each such claim, and consult with Stockholder Representatives regarding the settlement of each such claim; provided, however, that no good faith or unintentional delay on the part of Parent or the Surviving Corporation in notifying Stockholder Representatives shall relieve Security Holders from any obligation hereunder unless (and then solely to the extent) Security Holders are prejudiced by such delay.

10.6(c)(ii)                The parties shall cooperate with each other with respect to resolving any claims for indemnification under this Section 10.6, including by making commercially reasonable efforts to mitigate or resolve any such claims.  Each party shall use commercially reasonable efforts to address any claims or liabilities that may provide a basis for a claim for indemnification under this Section 10.6 such that each party shall respond to any claims or liabilities in the same manner it would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.

10.6(d)    Third Party Claims.

10.6(d)(i)                If any third party shall notify Parent or the Surviving Corporation with respect to any third party claim, including claims by Taxing authorities (a “Third Party Claim”), that may give rise to a Loss, then Parent or the Surviving Corporation shall promptly notify Stockholder Representatives thereof in writing; provided, however, that no delay on the part of Parent or the Surviving Corporation in notifying Stockholder Representatives shall relieve Security Holders from any obligation hereunder unless (and then solely to the extent) Security Holders are prejudiced by such delay.

10.6(d)(ii)               Stockholder Representatives will have the right, on behalf of Security Holders, to defend Parent and the Surviving Corporation against a Third Party Claim with counsel selected by Stockholder Representatives and reasonably satisfactory to Parent or the Surviving Corporation, so long as: (A) Stockholder Representatives so notify Parent and the Surviving Corporation in writing within fifteen (15) days of the Third Party Claim becoming Known to Stockholder Representatives, acknowledging that such claim is in respect of a Loss described in Section 10.6(a); (B) the Third Party Claim involves primarily money damages and does not seek an injunction or other equitable relief; (C) any settlement is subject to Parent’s consent, not to be unreasonably withheld, conditioned or delayed; and (D) Stockholder Representatives conduct the defense of the Third Party Claim with reasonable diligence.

10.6(d)(iii)              So long as Stockholder Representatives are conducting the defense of the Third Party Claim in accordance with Section 10.6(d)(ii), (A) Parent and/or the Surviving Corporation may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) neither Parent nor the Surviving Corporation will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Stockholder Representatives (which consent will not be unreasonably withheld, conditioned or delayed); and (C) Stockholder Representatives will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Parent and the Surviving Corporation, as applicable, which consent will not be unreasonably withheld, conditioned or delayed.

10.6(d)(iv)              In the event that any of the conditions in Section 10.6(d)(ii) is or becomes unsatisfied, (A) Parent or the Surviving Corporation may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that neither Parent nor the Surviving Corporation shall consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of Stockholder Representatives, which consent shall not be unreasonably withheld, conditioned or delayed; and (B) Parent and/or the Surviving Corporation, as applicable, may submit a claim to the Escrow Agent for reimbursement from the Escrow Account, promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses).

10.6(e)    Parent and/or the Surviving Corporation shall be specifically permitted to make any payment that is a pre-requisite to challenging any proceeding brought by any Governmental Entity without causing Parent or the Surviving Corporation to surrender or waive any right with respect to the indemnification provisions set forth in this Section 10.6 as a result of making such payment, but the making of such payment shall not entitle Parent and/or the Surviving Corporation to indemnification under Section 10.6 unless all of the applicable requirements are satisfied as to such payment.

10.6(f)     The occurrence of the Closing shall not constitute a waiver by Parent or the Surviving Corporation of their rights to indemnification hereunder.

10.6(g)    Limitations on Claims.

10.6(g)(i)                All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and continue in full force and effect until the end of the eighteen (18) month term of the Escrow Agreement, except as to any matter with respect to which a written claim shall have been made or action at law or in equity shall have been commenced before such date, in which event survival shall continue (but only with respect to, and to the extent of, such claim until such claim shall have been finally resolved).  Any claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) and any liability of the indemnifying party in respect thereof shall absolutely terminate (and no new claim may be made in respect of the facts giving rise to such withdrawn claim) unless a written claim in respect thereof, providing specific details thereof (including the amount of such claim, if known) of sufficient specificity to permit the claim to be reasonably evaluated, has been delivered as required hereunder on or before the end of the eighteen (18) month term of the Escrow Agreement, and for this purpose such legal proceedings shall be deemed to have commenced when first issued, filed or served.

10.6(g)(ii)               Upper Limit.  The total aggregate liability of Security Holders for any and all Losses pursuant to Sections 10.6(a), 10.6(b), and 10.6(d) shall not exceed the Escrow Amount.

10.6(g)(iii)              Threshold and Basket. Security Holders shall not be liable for any Losses pursuant to this Agreement  unless the aggregate amount of such Losses exceeds One Million Five Hundred Thousand Dollars ($1,500,000.00), in which event Security Holders shall be liable only for the amount of such Losses in excess of the first One Million Dollars ($1,000,000.00) of the aggregate amount of such Losses.

10.6(g)(iv)              Calculation of Losses.

10.6(g)(iv)(A)              Any calculation of Losses for purposes of this Section 10.6 shall be net of (i) the difference between (a) any monies received by Parent or the Surviving Corporation pursuant to indemnification obligations of third parties, and (b) any costs or expenses incurred by Parent or the Surviving Corporation, as applicable, in bringing indemnification claims against, and collecting indemnification payments from, such third parties; and (ii) net Tax benefits realized during the Escrow Period by the Surviving Corporation or Parent with respect to such Losses.

10.6(g)(iv)(B)               In addition to the foregoing, the amount of any Losses to be paid by Parent or the Surviving Corporation pursuant to the provisions of this Section 10.6 shall be reduced by (i) any amounts actually and irrevocably recovered by Parent or the Surviving Corporation, as applicable, with respect to such Losses or the underlying facts relating to such Losses under insurance policies, less (ii) dollar for dollar, the amount by which the insurance claim, when filed or at any time during the applicable policy period, either singly or in the aggregate with all claims made under the applicable policy or policies outside of claims made pursuant to a Loss under this Agreement, exceeds the policy coverage limit; provided, however, that this Section 10.6(g)(v)(B) shall apply only if this Section 10.6(g)(v)(B) does not constitute an improper waiver of the insurer’s rights of subrogation against Parent or the Surviving Corporation, as applicable.

10.6(g)(v)               Notwithstanding anything contained in this Section 10.6 to the contrary, no indemnified party shall be entitled to recover any Losses under this Agreement in excess of the actual compensatory damages suffered by such indemnified party (which compensatory damages shall not include lost profits (other than lost profits relating to Losses arising out of or relating to claims for breach of Section 4.14 of this Agreement) or diminution of value); provided, however, that, with respect to any Third-Party Claim, recoverable Losses shall include punitive, incidental, special, exemplary and consequential damages to the extent that such damages are actually awarded to such third party in such Third-Party Claim.

10.6(g)(vi)              Notwithstanding anything contained in this Section 10.6 to the contrary, Security Holders shall not be required to indemnify Parent or any of its Affiliates with respect to any Loss to the extent that a specific accrual or reserve (except in the case of Tax reserves or accruals, all shall be aggregated for purposes of Tax liabilities or Tax losses) for such Loss is reflected as a reduction of an asset’s reported book value or as a current Liability on the Balance Sheet of the Company as of September 30, 2010, or arose in the Ordinary Course of Business since that date, or is otherwise reflected or accounted for in the finally determined Working Capital Date Adjusted Negative Net Working Capital.

ARTICLE 11: CERTAIN DEFINITIONS

11.1.        Certain Definitions.

For purposes of this Agreement, the following terms shall have the following meanings:

“409A Plan” as defined in Section 4.23(h);

“Accounts Payable” means trade accounts payable incurred in the Ordinary Course of Business;

“Accounts Receivable” as defined in Section 4.18;

“Accounting Arbitrator” as defined in Section 3.3(a)(ii);

“Adjusted Negative Net Working Capital” means the dollar amount of Negative Net Working Capital after (i) excluding the accrued liability with regard to Company Expenses (to the extent paid from the Merger Consideration) from current liabilities, (ii) excluding from current assets the aggregate principal amount of all promissory notes delivered prior to the Closing Date by holders of outstanding Company Stock Options and Company Warrants pursuant to Sections 2.5(a)(i) and 2.5(a)(ii), and any cash received from the Merger Consideration to pay the principal amount of such promissory notes, and (iii) adding, but only with respect to the Adjusted Negative Net Working Capital as of the Working Capital Date, $600,000 by agreement of the parties to reflect the overcapitalization of the Company’s balance sheet as of June 30, 2010.  For the avoidance of doubt, the Stipulated Cash Amount and the amount of the Working Capital Date Excess Cash shall be included in the calculation of the Adjusted Negative Net Working Capital on both the Pre-Closing Working Capital Date and the Working Capital Date;

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law;

“Aggregate Closing Consideration” as defined in Section 2.3(a)(i);

“Agreement” as defined in the Preamble;

“AJCA” as defined in Section 4.23(h);

“Appraisal Notice” as defined in Section 2.4(a);

“Appraisal Shares” as defined in Section 2.4(b);

“Arbitrator’s Decision” as defined in Section 3.3(b)(iii);

“Assets” means any and all properties and assets (real, personal or mixed, tangible or intangible) of the Company Group, including domain names and web addresses;

“Balance Sheet” as defined in Section 4.7(a);

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably be expected to form the basis for any specified consequence;

“Capital Expenditure Excess Payment” means an amount equal to the sum of (i) the excess, if any, of the amount of capital expenditures of the Company for each month in the Working Capital Period (prorated for any period in the Working Capital Period that constitutes less than a month if the Closing does not occur on the last day of a month) over the Capital Expenditure Run Rate, and (ii) to the extent such payment is a capital expenditure, the prepaid licensing fee payment to SilverFit B.V. in the amount of $120,000;

“Capital Expenditure Run Rate” means the quotient obtained by dividing the total amount of capital expenditures of the Company during the period from January 1, 2010 through June 30, 2010, divided by six (6);

“Certificate of Merger” as defined in Section 1.1(a);

“Certificates” as defined in Section 2.9(a);

“Class A Common Stock” as defined in Section 2.3(a)(ii);

“Class B Common Stock” as defined in Section 2.3(a)(iii);

“Closing” and “Closing Date” as defined in Section 1.2;

“COBRA Coverage” as defined in Section 4.23(g);

“Code” means the Internal Revenue Code of 1986, as amended;

“Company” as defined in the Preamble;

“Company 401(K) Plan” as defined in Section 8.2(d);

“Company Employee Benefit Plans” as defined in Section 4.23(a);

“Company Expenses” as defined in Section 10.5;

“Company Group” as defined in Section 4.1(a);

“Company Material Adverse Effect” means (i) a material adverse effect on the financial condition or results of operations of the Company Group taken as a whole or (ii) an event that prevents the Company from consummating the transactions contemplated hereby.  Notwithstanding the foregoing, (a) General Developments shall not be deemed, either alone or in combination, to constitute a Company Material Adverse Effect, (b) no change, event, circumstance, development, occurrence or effect arising from or attributable or relating to any General Developments shall be taken into account in determining whether there has been a

Company Material Adverse Effect or in determining the scope of a Company Material Adverse Effect, and (c) neither of the following, either alone or in combination, shall constitute a Company Material Adverse Effect: (1) the execution of this Agreement or the announcement of this Agreement and the transactions contemplated hereby or (2) the pendency of the transactions contemplated by this Agreement (including any action or inaction as a result thereof by any non-executive employee or employees of the Company, suppliers or customers);

“Company Permits” as defined in Section 4.6;

“Company Stock” as defined in Section 2.3(a)(iv);

“Company Stock Options” as defined in Section 2.3(a)(v);

“Company Stock Plans” means the Accelerated Care Plus Corp. Omnibus Equity Incentive Plan and any other stock option or compensation plan or arrangement;

“Company Subsidiary” as defined in Section 4.1(a);

“Company Warrants” as defined in Section 2.3(a)(vi);

“ComVest” as defined in the Preamble;

“Constituent Corporations” as defined in Section 1.3(a);

“Continuing Business Employees” as defined in Section 8.2(a);

“Contract” of any Person means any contract, agreement or instrument of any type whatsoever, whether written or oral, (i) to which such Person is a party and by which such Person either has made a binding undertaking to perform an obligation or is entitled to any property or right, or (ii) by which any of the Assets of such Person is bound;

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise;

“DGCL” as defined in the Recitals;

“DOJ” as defined in Section 8.1(c);

“Effective Time” as defined in Section 1.1(b);

“Employee Benefit Plan” means (i) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, workers’ compensation, dependent care, flexible benefits or cafeteria, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, disability, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (ii) any plan, program or arrangement which is an Employee Pension Benefit Plan, Employee Welfare Benefit Plan or Multiemployer Plan;

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2);

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1);

“Employment Agreements” as defined in Section 4.36;

“Encumbrances” means any Security Interests, Liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever;

“Enforceability Exceptions” as defined in Section 4.4;

“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, Orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic substances, materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic substances, materials or wastes;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that together with the Company (or any person whose liabilities the Company has assumed or is otherwise subject to) would be considered or has been a single employer under Section 4001(b) of ERISA or would be considered or has been a member of the same “controlled group,” under common control, a member of the same affiliated service group or otherwise a single employer within the meaning of Section 414(b), (c), (m) and (o) of the Code (provided, however, that when the subject of the provision is a Multiemployer Plan only subsections (b) and (c) of Section 414 of the Code shall be taken into account);

“Escrow Account” as defined in Section 2.7(a);

“Escrow Agent” as defined in Section 2.7(a);

“Escrow Agreement” as defined in Section 2.7(a);

“Escrow Amount” as defined in Section 2.7(a);

“Escrow Period” as defined in Section 2.7(a);

“Excess Cash” as defined in Section 3.3(b)(i);

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended;

“FAS 5” as defined in Section 8.7(a)(iv);

“FDA” as defined in Section 4.32;

“FDCA” as defined in Section 4.32;

“FIN 48” as defined in Section 4.12(k);

“Final Tax Return” as defined in Section 8.7(a)(ii);

“Financial Statements” as defined in Section 4.7(a);

“Financing Commitment” as defined in Section 6.7;

“Financing Commitment Letter” as defined in Section 6.7;

“Former Option Holders” means holders of Company Stock Options that, during the period between the date of this Agreement and the Effective Time, have exercised their Company Stock Options and received shares of Company Stock in exchange therefor;

“Former Warrant Holders” means holders of Company Warrants that, during the period between the date of this Agreement and the Effective Time, have exercised their Company Warrants and received shares of Company Stock in exchange therefor;

“Former Option and Warrant Holders” means Former Option Holders and Former Warrant Holders, collectively;

“FTC” as defined in Section 8.1(c);

“GAAP” means United States generally accepted accounting principles as in effect from time to time;

“General Developments” means (i) any developments or occurrences relating to or affecting domestic or foreign economic or political conditions in general or the securities, commodities or financial markets in general (including the cost or availability of debt or equity financing), (ii) any commencement, continuation or escalation of any act of terrorism or war (whether declared or undeclared), (iii) any natural disasters, and/or (iv) any national or international calamity;

“Governmental Entity” as defined in Section 4.5(b);

“HSR Act” as defined in Section 4.5(b);

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and invention disclosures, together with all reissues, continuations, continuations-in-part, renewals, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, packaging, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) shop rights, (iv) domain name registrations and websites, (v) utility models, (vi) rights in industrial designs, (vii) all copyrightable works, all copyrights, and all applications, works made-for-hire, registrations, and renewals in connection therewith, (viii) all mask works and all applications, registrations, and renewals in connection therewith, (ix) all trade secrets and confidential business information (including ideas, research and development, Know-How, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (x) all computer software (including data and related documentation), (xi) all other proprietary rights, (xii) all copies and tangible embodiments thereof (in whatever form or medium), and (xiii) all other intellectual property rights, whether granted or registered or not, in each case wherever such rights exist throughout the world, and including the right to recover for any past infringement, misappropriation, or other violations thereof;

“Inventory” means all raw materials, supplies, manufactured and purchased parts, goods, work-in-process and finished goods of the Company Group;

“IRS” means the Internal Revenue Service;

“Know-How” means any technical and business information relating to the operation of the business of the Company, including but not limited to invention records, research records and reports, development reports, experimental and other engineering reports, formulae, processes, business methods, product designs, specifications, quality control procedures, procedures, manufacturing, engineering and other drawings and photographs, computer data bases and software, technical information, safety information, engineering data, design and engineering specifications, market surveys and all promotional literature, non-public information and materials, customer and supplier lists and similar data;

“Knowledge” or “Known” means, with respect to a particular fact or matter, that an individual is actually aware of such fact or matter.  For clarification purposes, in the case of the Company or the Company Group, except as otherwise specifically identified in a particular representation or warranty, the Company or the Company Group will be deemed to have “Knowledge,” or to have “Known,” of a particular fact or other matter only if Mr. Beach, John C. Castel or Antony Ricketts have Knowledge of such fact or other matter;

“Landlord Certificates” as defined in Section 8.3;

“Laws” as defined in Section 4.5(a);

“Letter of Transmittal” as defined in Section 2.9(a);

“Liability” or “Liabilities” shall mean any and all liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined or that were determinable;

“Lien” means any lien, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, financing lease, pledge or Security Interest of any kind or type and whether arising by Contract or under Law;

“Loss” means any and all losses, damages, Liabilities, claims, demands, judgments, settlements, reasonable out-of-pocket costs and out-of-pocket expenses of any nature whatsoever, including reasonable attorneys’ fees, but excluding any allocation of overhead or internal time of employees, officers or directors;

“Maximum Liability” as defined in Section 10.6(g)(ii);

“Merger” as defined in the Recitals;

“Merger Consideration” as defined in Section 2.1;

“Merger Sub” as defined in the Preamble;

“Mr. Beach” as defined in the Preamble;

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37);

“Necessary Consents” as defined in Section 4.5(b);

“Negative Net Working Capital” means, as of a date, the dollar amount by which the Company’s total current liabilities (including any and all payroll and withholding Taxes relating to the Company Stock Options and Company Warrants, but excluding any long-term deferred Tax liabilities) exceed the Company’s total current assets, in each case as determined as of the date applicable, on a combined basis in accordance with GAAP;

“Non-Competition Agreements” as defined in Section 4.37;

“Option and Warrant Exercise Amount” as defined in Section 2.3(a)(vii);

“Order” means any judgment, injunction, ruling, order or decree;

“Ordinary Course of Business” with respect to any entity, means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of that entity;

“Outstanding Company Stock” as defined in Section 2.3(a)(viii);

“Parent” as defined in the Preamble;

“Parent Material Adverse Effect” means any change or effect that, individually or when taken together with all such other changes or effects, is or is reasonably likely to be materially adverse to the business, properties, Assets, condition (financial or otherwise), liabilities, operations or prospects of Parent and its Subsidiaries, taken as a whole at the time of such change or effect;

“Parent Representatives” as defined in Section 7.5;

“Parent SEC Reports” as defined in Section 6.4(a);

“Parent Stock” means the shares of common stock, par value $0.01 per share, of Parent to be issued to Mr. Beach, John C. Castel, Antony Ricketts, and Debbie Koepsel pursuant to the Securities Purchase and Lock-Up Agreements to be executed by such Security Holders;

“Parent Stock Price” means $15.07 per share of Parent Stock;

“Parent Working Capital Claim” as defined in Section 3.3(b)(i);

“Paying Agent” as defined in Section 2.8;

“Per Share Escrow Amount” as defined in Section 2.3(a)(ix);

“Per Share Merger Consideration” as defined in Section 2.3(a)(x);

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency, or political subdivision thereof) or any other entity;

“Pre-Working Capital Date Adjusted Negative Net Working Capital” as defined in Section 3.3(a)(i);

“Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition;

“Rental Equipment” means any Assets (including without limitation, medical equipment) owned by any member of the Company Group and rented to such member’s customers, clients or patients in the Ordinary Course of Business;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means the Company’s Series A Preferred Stock, Series B Preferred Stock, Class A Common Stock, Class B Common Stock, Company Stock Options and Company Warrants;

“Securities Act” means the Securities Act of 1933, as amended;

“Securities Purchase and Lock-Up Agreement” as defined in Section 4.38;

“Security Interest” means any mortgage, pledge, Lien, Encumbrance, charge, or other security interest, other than (i) mechanic’s, materialmen’s, and similar Liens, (ii) Liens for Taxes not yet due and payable, (iii) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (iv) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money;

“Security Holders” shall be all of the holders of Securities of the Company;

“Series A Preferred Stock” as defined in Section 2.3(a)(xi);

“Series B Preferred Stock” as defined in Section 2.3(a)(xii);

“Stipulated Cash Amount” as defined in Section 3.2;

“Stockholder Approval” as defined in Section 7.1(d);

“Stockholder Representatives” as defined in Section 8.8(a);

“Stockholder Representatives’ Working Capital Claim” as defined in Section 3.3(b)(i);

“Subsidiary” or “Subsidiaries” of the Company, Parent, Merger Sub or any other Person, means any corporation, partnership, joint venture or other legal entity of which the Company, Parent, Merger Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the capital stock or other equity interests which the holders thereof are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

“Supporting Materials” as defined in Section 3.3(a)(i);

“Surviving Corporation” as defined in Section 1.3(a);

“Tail Insurance” as defined in Section 8.5;

“Tax” or “Taxes” shall mean any and all taxes, charges, fees or levies, payable to any federal, state, local territorial, provincial, or foreign taxing authority or agency, whether or not disputed, including, without limitation, income, net income, franchise, single business, margin, commercial activity, commuter, transit, unincorporated business, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, escheat or escheatment, stamp, windfall profits, transfer and capital gains taxes, custom duties, imposts, charges, levies or other tax or fee or similar assessments of any kind, including any interest, penalties, fines, and additions to tax imposed with respect thereto, whether or not disputed, and whether or not imposed by Law, contract, agreement, or otherwise;

“Tax Return” shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to or required to be filed in connection with, Taxes, including any schedule, form, or attachment thereto, and including any amendment thereof;

“Third Party Claim” as defined in Section 10.6(d)(i);

“Threshold” as defined in Section 10.6(g)(iii);

“Transfer Taxes” as defined in Section 8.7(a)(vii);

“Voting Stockholders” as defined in the Recitals;

“Voting Stockholder Consent” as defined in Section 7.3;

“Working Capital Date” shall mean 11:59 p.m. on the Closing Date; provided, however, that if the Closing Date does not occur on the last day of the month, Working Capital Date shall mean 11:59 p.m. on the last day of the month immediately preceding the month in which the Closing Date occurs;

“Working Capital Date Adjusted Negative Net Working Capital” as defined in Section 3.3(b)(ii);

“Working Capital Date Excess Cash” as defined in Section 3.2;

“Working Capital Escrow Account” as defined in Section 3.2;

“Working Capital Escrow Agent” as defined in Section 3.2;

“Working Capital Escrow Agreement” as defined in Section 3.2;

“Working Capital Period” shall mean the period beginning July 1, 2010 and ending on the Working Capital Date; and

“Working Capital True-Up” as defined in Section 3.3(b)(ii).

ARTICLE 12: GENERAL PROVISIONS

12.1.        Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by overnight delivery service (e.g., FedEx), to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the fax number specified below:

12.1(a)    If to Parent or Merger Sub or the Surviving Corporation:

Hanger Orthopedic Group, Inc.

10910 Domain Drive, Suite 300

Austin, Texas 78758

Attention:  President

Attention:  Chief Financial Officer

Attention:  General Counsel

Phone No.: (512) 777-3800

Fax No.: (512) 777-3779

with a copy to:

Foley & Lardner LLP

3000 K Street, N.W., Suite 600

Washington, D.C.  20007

Attention:  Jay W. Freedman, Esq.

Phone No.: (202) 672-5300

Fax No.: (202) 672-5399

12.1(b)    If to the Company (prior to Closing), Stockholder Representatives or Security Holders:

Accelerated Care Plus Corp.

4850 Joule Street, Suite A-1

Reno, Nevada 89502

Attention:  John B. Beach, Chief Executive Officer

Phone No.: (800) 350-1100, ext. 1854

Fax No.: (800) 350-1102

John B. Beach

10490 Chadwell Dr.

Reno, Nevada 89521

Phone No.: (310) 569-9412

Fax No.: (310) 265-0798

ComVest ACPC Holdings, LLC

525 Okeechobee Blvd., Suite 1050

West Palm Beach, Florida 33401

Attention:  Robert L. Priddy, Managing Partner

Phone No.: (561) 727-2040

Fax No.: (561) 727-2100

with a copy to:

Stinson Morrison Hecker LLP

1201 Walnut St., Suite 2900

Kansas City, Missouri 64106

Attention:  John A. Granda, Esq.

Phone No.: (816) 691-3188

Fax No.: (816) 412-1159

12.2.        Headings; Construction.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.3.        Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.4.        Reliance by Parent and Merger Sub.    Notwithstanding the right of Parent and Merger Sub to investigate the business, Assets and financial condition of the Company Group, and notwithstanding any knowledge obtainable by Parent and Merger Sub as a result of such investigation, Parent and Merger Sub have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the Company and the Voting Stockholders in this Agreement.

12.5.        Entire Agreement and Modification.    This Agreement (together with the exhibits and schedules) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto, or any of them, with respect to the subject matter hereof; provided, however, that nothing in this Agreement, no investigation by Parent or Merger Sub and no knowledge obtainable by Parent or Merger Sub as a result of such investigation shall preclude any remedy for fraud or limit any right of Parent or Merger Sub with respect to any breach of, inaccuracy in or default under any representation, warranty or covenant in this Agreement or the exhibits or schedules attached hereto.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

12.6.        Assignment.     This Agreement shall not be assigned by operation of law or otherwise.

12.7.        Parties in Interest.     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.8.        Waiver; Remedies Cumulative.    No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.  All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

12.9.        Further Assurances.    The parties hereto agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as another party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.10.      Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

12.11.      Jurisdiction; Service of Process.    ANY ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY RIGHT ARISING OUT OF, THIS AGREEMENT MAY BE BROUGHT AGAINST ANY OF THE PARTIES HERETO IN THE COURTS OF THE STATE OF NEVADA, COUNTY OF WASHOE, OR, IF IT HAS OR CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA, AND EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS) IN ANY SUCH ACTION OR PROCEEDING AND WAIVES ANY OBJECTION TO VENUE LAID THEREIN.  PROCESS IN ANY ACTION OR PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE MAY BE SERVED ON ANY PARTY HERETO ANYWHERE IN THE WORLD.

12.12.      Waiver of Right to Trial by Jury.    THE PARTIES EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT TO THIS AGREEMENT.  THE PARTIES EACH AGREE THAT THE OTHER MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.13.      Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

[The next pages are the signature pages.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the date first written above by their respective officer thereunto duly authorized:

COMPANY:

ACCELERATED CARE PLUS CORP.

By:	/s/ John B. Beach
John B. Beach
Chief Executive Officer

PARENT:

HANGER ORTHOPEDIC GROUP, INC.

By:	/s/ Thomas F. Kirk
Thomas F. Kirk
President

MERGER SUB:

SPEED ACQUISITION VEHICLE, INC.

By:	/s/ Thomas F. Kirk
Thomas F. Kirk
Chief Executive Officer

VOTING STOCKHOLDERS (solely for purposes of Article 5 and Section 7.3 of this Agreement):

COMVEST ACPC HOLDINGS, LLC

By:	/s/ Robert Priddy
Robert Priddy
Managing Director

JOHN B. BEACH

/s/ John B. Beach
John B. Beach, Individually

STOCKHOLDER REPRESENTATIVES (solely for purposes of Sections 8.7 and 8.8 of this Agreement):

COMVEST ACPC HOLDINGS, LLC

By:	/s/ Robert Priddy
Robert Priddy
Managing Director

JOHN B. BEACH

/s/ John B. Beach
John B. Beach, Individually